Exhibit (b)(1)

Credit Agreement

Among

American CyberSystems, Inc., as Borrower,

The Guarantors From Time to Time Party Hereto,

Various Lenders

From Time to Time Party Hereto,

Fifth Third Bank, an Ohio banking corporation,

as Administrative Agent and L/C Issuer,

Synovus Bank,

as Co-Documentation Agent

and

Bank of America N.A.,

as Co-Documentation Agent

Dated as of October 3, 2013

Fifth Third Bank, as Lead Arranger and Sole Book Runner

Section	Heading	Page

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-ii-

-iii-

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Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit D-3	—	Incremental Term Note
Exhibit D-4	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Additional Guarantor Supplement
Exhibit H	—	Borrowing Base Certification Report
Schedule 1	—	Commitments
Schedule 5.8	—	Subsidiaries
Schedule 5.24	—	Ownership Structure
Schedule 5.30	—	Loans and Investments
Schedule 5.33	—	Material Contracts
Schedule 6.12	—	Existing Liens
Schedule 6.25	—	Transactions with Affiliates
Schedule 6.29	—	Existing Debt
Schedule 6.34	—	Operating Leases
Schedule 6.41	—	Post - Closing Obligations

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Credit Agreement

This Credit Agreement is entered into as of October 3, 2013, by and among American CyberSystems, Inc., a Georgia corporation (the “Borrower”), the Guarantors party hereto, the various institutions from time to time party to this Agreement, as Lenders, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer, Synovus Bank, as Co-Documentation Agent, and Bank of America, N.A., as Co-Documentation Agent.

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1.         Definitions; Interpretation.

Section 1.1.      Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person who is obligated on any of the Accounts Receivable Collateral.

“Accounts Receivable Collateral” means all obligations of every kind at any time owing to the Borrower or any Guarantor howsoever evidenced or incurred, whether or not earned by performance, including, without limitation, all accounts, instruments, notes, drafts, acceptances, leases, open accounts, contract rights, chattel paper (whether tangible or electronic) and general intangibles, all returned or repossessed goods and all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, whether now owned or hereafter acquired or arising and all proceeds of the foregoing.

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person (other than a Person that is a Subsidiary immediately prior to such Acquisition), or of any line of business or division of a Person (other than a Person that is a Subsidiary immediately prior to such Acquisition), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (i) LIBOR, divided by (ii) one minus the Reserve Percentage.

“Administrative Agent” means Fifth Third Bank, an Ohio banking corporation, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 10% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement.

“AIC Purchase” means that acquisition by the Merger Sub of the outstanding shares of the Target sufficient to effect a short-form merger pursuant to applicable Minnesota law, including, if necessary, by way of the exercise of the Top-Up Option (as defined in the Purchase Agreement) by the Merger Sub, and the Merger (as defined in the Purchase Agreement), all pursuant to, and as described in, the Purchase Agreement.

“Applicable Laws” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means:

(a)      with respect to Revolving Loans and Swing Loans: (i) if a Base Rate Loan, 1.00% per annum, and (ii) if a Eurodollar Loan, 2.00% per annum;

(b)      with respect to Term Loans: (i) if a Base Rate Loan, 2.00% per annum, and (ii) if a Eurodollar Loan, 3.00% per annum;

(c)      with respect to Reimbursement Obligations, 2.00% per annum;

(d)      with respect to the Revolving Credit Commitment Fee, (i) if Excess Availability is less than $20,000,000, 0.375% per annum, or (ii) if Excess Availability is greater than or equal to $20,000,000, 0.250% per annum; and

(e)      with respect to letter of credit fees payable under Section 2.13, 2.25% per annum.

“Applicable Tax Percentage” means the highest effective marginal combined rate of Federal, state, and local income taxes (taking into account the deductibility of state and local taxes for Federal income tax purposes) to which the Person holding the greatest number of shares of the Borrower’s Voting Stock would be subject in the relevant year of determination, taking into account only such Person’s share of income and deductions attributable to its equity ownership interest in the Borrower.

“Application” is defined in Section 2.3(b).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bank Product Liability” means any and all obligations of the Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, and cash management services afforded to the Borrower or Guarantor by any of such Lenders or their Affiliates, and (d) stored value card, commercial credit card and merchant card services.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et seq.), as amended from time to time.

“Base Rate” means for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced by Fifth Third Bank, an Ohio banking corporation, from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate, plus (ii) .50% and (c) the sum of (i) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a 1 month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (ii) 1.00%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Bill and Hold” means a Receivable generated by the sale of goods for which an invoice has been issued to the buyer, but the goods represented by such Receivable remain undelivered to the buyer and/or under the control of the Borrower, a Guarantor, a representative of the Borrower or a Guarantor.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a). Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.11.

“Borrowing Base” means, on any date of determination, an amount equal to:

(a)      up to 85% (or such lesser percentage as the Administrative Agent may determine from time to time in its sole discretion) of the total amount of Eligible Accounts, plus

(b)      the lesser of (x) up to 70% (or such lesser percentage as the Administrative Agent may determine from time to time in its sole discretion) of the total amount of Eligible Unbilled Accounts or (y) 20% of the amount calculated in subparagraph (a) above; minus

(c)      any Reserves.

“Borrowing Base Certification Report” means a report in the form attached hereto as Exhibit H, and otherwise satisfactory to the Administrative Agent, certified by the chief financial officer or other authorized officer of the Borrower regarding the Eligible Accounts and, if applicable, Eligible Unbilled Accounts used in the determination of the Borrowing Base. Upon receipt by the Administrative Agent, a Borrowing Base Certification Report shall be subject to the Administrative Agent’s satisfactory review, acceptance or correction.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity capital (including any instruments convertible into equity), whether now outstanding or issued after the Closing Date.

“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of Cash Collateralize set forth in this Section 1.1 and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the L/C Issuer, the Swing Line Lender, and the Lenders, as collateral for L/C Obligations, obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender, as applicable.

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of acquisition thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within one year of the date of issuance thereof; (c) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (d) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and (f) investments in any money market mutual funds that (i) invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (a), (b), (c), and (d) above, and (ii) have net assets of not less than $1,000,000,000.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change in Control” means the occurrence after the Closing Date of any of the following: (i) any Person or two or more Persons acting in concert (excluding the Persons that are officers and directors of the Borrower on the Closing Date and any Permitted Holder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) more than 30% of the outstanding shares of the Voting Stock of the Borrower; or (ii) as of any date a majority of the board of directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Certificate” has the meaning set forth in Section 3.1(d).

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto.

“Collateral” means collectively, all of the assets of the Borrower and the Guarantors that secure the Obligations pursuant to the Collateral Documents.

“Collateral Account” is defined in Section 4.5(a).

“Collateral Documents” means the Security Agreement, and all other, security agreements, pledge agreements, control agreements, assignments, financing statements and other documents, in each case, pursuant to which Liens are granted to the Administrative Agent by the Borrower and the Guarantors or such Liens are perfected, and as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Bank Product Liability, or any part thereof, but not including any Hedge Agreements or agreements governing Bank Product Liabilities.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Communications” is defined in Section 10.8(d)(ii).

“Compliance Certificate” has the meaning set forth in Section 6.1(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period of determination and without duplication, the sum of (i) Consolidated Net Income for such period (computed without regard to any extraordinary items of gain or loss); plus (ii) to the extent such amounts were deducted in computing Consolidated Net Income for such period: (A) Consolidated Interest Expense; (B) income tax expense; (C) depreciation and amortization, (D) non-cash losses to the extent approved by the Administrative Agent; (E) fees and expenses incurred in connection with (x) the AIC Purchase, to the extent incurred within 90 days after the Closing Date, in an aggregate amount not to exceed $3,500,000, and (y) other Acquisitions in an amount not to exceed $750,000 in any Fiscal Year or such higher amount as approved by the Administrative Agent in its sole discretion; and (F) to the extent realized within 18 months of the Closing Date, synergies associated with the AIC Purchase identified in the Quality of Earnings Report, in an aggregate amount not to exceed $6,300,000, prepared by the Borrower’s accountants, all determined on a consolidated basis in accordance with GAAP in each case for such period, minus (iii) non-cash gains; provided, further, that Consolidated EBITDA shall be calculated on a pro forma basis, without duplication, and in a manner reasonably acceptable to the Administrative Agent to give effect to any Permitted Acquisition consummated at any time after the Closing Date and on or after the first day of a test period under Sections 6.6 and 6.8 as if each such Permitted Acquisition had been effected on the first day of such test period, in each instance with such cash and non-cash adjustments that are approved by the Administrative Agent.

“Consolidated EBITDAR” means, for any period of determination and without duplication, the sum of (i) Consolidated Net Income for such period (computed without regard to any extraordinary items of gain or loss); plus (ii) to the extent such amounts were deducted in computing Consolidated Net Income for such period: (A) Consolidated Interest Expense; (B) income tax expense; (C) depreciation and amortization; (D) rental expense under operating leases; (E) non-cash losses to the extent approved by the Administrative Agent; (F) fees and expenses incurred in connection with (x) the AIC Purchase, to the extent incurred within 90 days after the Closing Date, in an aggregate amount not to exceed $3,500,000, and (y) other Acquisitions in an amount not to exceed $750,000 in any Fiscal Year or such higher amount as approved by the Administrative Agent in its sole discretion; and (G) to the extent realized within 18 months of the Closing Date, synergies associated with the AIC Purchase identified in the Quality of Earnings Report, in an aggregate amount not to exceed $6,300,000, prepared by the Borrower’s accountants, all determined on a consolidated basis in accordance with GAAP in each case for such period, minus (iii) non-cash gains; provided, further, that Consolidated EBITDAR shall be calculated on a pro forma basis, without duplication, and in a manner reasonably acceptable to the Administrative Agent to give effect to any Permitted Acquisition consummated at any time after the Closing Date and on or after the first day of a test period under Sections 6.6 and 6.8 as if each such Permitted Acquisition had been effected on the first day of such test period, in each instance with such cash and non-cash adjustments that are approved by the Administrative Agent.

“Consolidated Interest Expense” for any period means interest and fees, whether expensed or capitalized, paid in respect of, or in connection with, Debt of the Borrower or any of its respective Consolidated Subsidiaries outstanding during such period on a consolidated basis.

“Consolidated Net Income” means, for any period the net income of the Borrower and its Consolidated Subsidiaries as set forth or reflected on the most recent consolidated income statement of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Senior Funded Debt” means Senior Funded Debt of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Contra Account” is a Receivable subject to offset, in the sole discretion of the Administrative Agent, by an Account Debtor of any Obligor.

“Controlled Group” means all members of a controlled group of corporations, limited liability companies, partnerships and all trades or businesses (whether or not incorporated) under common control which, together with any Obligor, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit, the Term Credit, the Incremental Revolving Credit and the Incremental Term Credit.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan (but excluding an advance of a Loan made for the purpose of repaying Swing

Loans or paying unpaid Reimbursement Obligations), or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Damages” means all damages, including punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Securities of such Person, (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (and in the event such Person has not assumed or become liable for the payment of such Debt, only the lesser of the amount of such Debt and the fair market value of such property shall constitute Debt), (ix) all Debt of others guaranteed by such Person (the amount of any such guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith), (x) all obligations of such Person with respect to Hedging Agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable Hedging Agreement, if any), (xi) all obligations of such Person under any synthetic lease, tax retention operating lease, Sale/Leaseback Transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product, (xii) all obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property and (xiii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is legally obligated with respect thereto, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 8.6(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its Loans or participation in Letters of Credit or Swing Loans) within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.6(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, and each Lender.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 6.15.

“Disproportionate Advance” is defined in Section 2.5(e).

“Documentation Agents” means each of (i) Synovus Bank, as Co-Documentation Agent and (ii) Bank of America, N.A., as Co-Documentation Agent.

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Borrower.

“Eligible Accounts” means those Receivables of the Borrower and the Guarantors included in the Accounts Receivable Collateral, each of which meets the following requirements:

(i)      such Receivable arose in the ordinary course of such entity’s business;

(ii)     the right to payment is actually owing to such entity by such entity’s Account Debtors and has been fully earned by completed performance and, if goods are involved, the goods have been shipped by such entity;

(iii)     the Receivable includes only that portion thereof not subject to any offset, defense, counterclaim, credit, allowance or adjustment;

(iv)     such entity’s title to such Receivable is absolute and is subject to no prior assignment, claim, lien or security interest;

(v)     the full amount reflected on such entity’s books and on any invoice or statement delivered to the Administrative Agent related to such Receivable is owing to such entity and, as applicable, includes only that portion thereof for which no partial payment has been made;

(vi)     such Receivable does not constitute chattel paper;

(vii)     such Receivable does not represent a Bill and Hold or similar arrangement;

(viii)     (1) such Receivable is due and payable not more than 90 days from the original invoice date; (2) no more than 90 days (or such other period as the Administrative Agent may by written notice to such entity approve) have elapsed from the original invoice date; and (3) the Receivable is otherwise consistent with the standard terms offered by such entity to its customers on the Closing Date;

(ix)     such Receivable did not arise out of a contract or purchase order containing provisions prohibiting assignment thereof or the creation of a security interest therein, and such entity has received no note, trade acceptance, draft or other instrument with respect to such Receivable or in payment thereof;

(x)     such entity has received no notice of the death of the Account Debtor or of the dissolution, termination of existence, insolvency, bankruptcy, appointment of receiver for any part of the property of, or assignment for the benefit of creditors made by, the Account Debtor;

(xi)     such Receivable is not payable by an Account Debtor affiliated with such entity or any Subsidiary of such entity or with any shareholder, owner, member, partner, employee, agent, affiliate, director, or officer of such entity or any Subsidiary of such entity, as determined by the Administrative Agent in its sole discretion;

(xii)     such Receivable is not payable by any Account Debtor located outside the United States or Canada, unless such Receivable is payable in the full amount of the face value of such Receivable in Dollars and is supported by an irrevocable letter of credit in form and substance acceptable to the Administrative Agent, in its sole discretion, and issued by an issuer satisfactory to the Administrative Agent, in its sole discretion (and, if requested by the Administrative Agent, such letter of credit or the proceeds thereof, as the Administrative Agent in its sole discretion, shall require, has been assigned to the Administrative Agent);

(xiii)     such Receivable is not payable by any Governmental Authority unless the Administrative Agent and such entity have complied with any federal or state assignment of claims laws, to the extent applicable, with respect to such Receivable (including, without limitation, the execution and delivery of a notice of assignment); provided that, notwithstanding this clause (xiii), a Receivable payable by the Centers for Disease Control may constitute an Eligible Account hereunder for the period beginning on the Closing Date and ending 120 days after the Closing Date, including each such date (which period the Administrative Agent may extend in its sole discretion);

(xiv)     the Account Debtor for such Receivable is not located in a jurisdiction where such entity is required to qualify to transact business or to file reports, unless such entity has so qualified or filed or can qualify or file prior to taking any legal action against such Account Debtor in such jurisdiction and such later qualification does not undermine the collection of such Receivable;

(xv)      such Receivable is not payable by any Account Debtor having 50% or more (or upon notice, such other percentage as the Administrative Agent in its sole discretion shall determine) in face value of its then existing accounts with such entity ineligible hereunder (in such event, all accounts receivable from such Account Debtor shall be deemed ineligible);

(xvi)     such Receivable is not payable by any Account Debtor whose total accounts, in face amount, with such entity exceed 25% or more of the total aggregate amount of the Eligible Accounts, but only to the extent of such excess;

(xvii)     the Receivable has not otherwise been excluded by the Administrative Agent, which it reserves the right to do in its sole discretion;

(xviii)     such Receivable is not, at the discretion of Administrative Agent, deemed doubtful for collection for any reason (including, but not limited to, those involving disputes, returns, credit worthiness, legal proceedings (whether in process, pending or threatened)), conditional payments, is not free of all Liens except those in favor of Administrative Agent; or represent deposits, retainages, or progress billings, or is not payable in Dollars;

(xix)     such Receivable is not a Contra Account;

(xx)      the Receivable includes only that portion thereof not subject to any dispute;

(xxi)     such Receivable does not represent a commission or expense receivable;

(xxii)     such Receivable has not been bonded, or become subject to a suretyship or other similar arrangement;

(xxiii)      such Receivable does not represent a net credit balance after excluding Receivables amounts that comply with item (viii); and

(xxiv)     such Receivable does not represent a retainage associated with a receivable.

No presumption shall exist that a Receivable once classified by the Administrative Agent as an “Eligible Account” shall continue to be so classified. The Administrative Agent reserves the right, upon notice in its sole discretion, to amend the terms of “Eligible Accounts” at any time and from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii), 10.9(b)(v) and 10.9(b)(vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Eligible Unbilled Accounts” means a Receivable of the Borrower or Guarantor that satisfies all conditions necessary to be an Eligible Account except that the Borrower or such Guarantor has not issued an invoice or other evidence of obligation owed therefor to the Account Debtor.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of an Obligor or any Subsidiary of an Obligor required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable federal, state or local environmental law or regulation and shall include, in any event and without limitation, any release of petroleum or petroleum related products.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to an Obligor, any Subsidiary of an Obligor or any real property owned or operated by an Obligor, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“Equipment” shall have the meaning given to it under the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Event of Default” means any event or condition identified as such in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the lesser of (i) the Revolving Credit Commitments of all Lenders as then in effect, and (ii) the Borrowing Base as then determined and computed exceeds (b) the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding.

“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) Consolidated EBITDA during such period exceeds (b) the sum (without duplication) of (i) the aggregate amount of payments (including voluntary prepayments of the Term Loans) actually made by the Borrower and the Guarantors during such period in respect of all principal on all Debt (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made on the Revolving Credit), plus (ii) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period and not financed with proceeds of Debt (but excluding credit extended under the Revolving Credit), plus (iii) the aggregate amount of all federal, state and local taxes paid in cash with respect to such period, plus (iv) the aggregate amount of Consolidated Interest Expense for such period paid in cash.

“Excess Cash Flow Requirement” is defined in Section 2.8(b)(iii).

“Excess Interest” is defined in Section 10.16.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 10.2(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 10.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means for any day, the weighted average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financing” means (i) any transaction or series of transactions for the incurrence by an Obligor of any Debt or for the establishment of a commitment to make advances which would constitute Debt of an Obligor and not by its terms subordinate and junior to other Debt of an Obligor, (ii) an obligation incurred in a transaction or series of transactions in which assets of an Obligor are sold and leased back, or (iii) a sale of accounts or other receivables or any interest therein.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” means, at any time of determination and for any period, (i) the sum of (A) Consolidated EBITDAR for such period, minus (B) all unfinanced maintenance Capital Expenditures made in such period, minus (C) any Restricted Payments and Earn Out Obligations made in such period, minus (D) cash taxes paid in such period (without the benefit of any refunds), divided by (ii) the sum of (A) cash Consolidated Interest Expense payments paid in such period, (B) the current portion of scheduled principal amortization on Consolidated Senior Funded Debt coming due in the next four quarters as of the end of the most recent Fiscal Quarter, (C) any Earn Out Obligations paid in cash during such period and (D) rental expense under operating leases paid in cash in such period; provided however that, notwithstanding the foregoing, for purposes of calculating the amounts in clauses

(ii)(A) and (ii)(B) (the “Annualized Amounts”), (a) for the period ending on December 31, 2013, the Annualized Amounts shall be deemed to be equal to the product of the actual Annualized Amounts paid by the Borrower and its Subsidiaries during the three (3) fiscal months then ended and four (4), (b) for the period ending on March 31, 2014, the Annualized Amounts shall be deemed to be equal to the product of the actual Annualized Amounts paid by the Borrower and its Subsidiaries during the six (6) fiscal months then ended and two (2), and (c) for the period ending on June 30, 2014, the Annualized Amounts shall be deemed to be equal to the product of the actual Annualized Amounts paid by the Borrower and its Subsidiaries during the nine (9) fiscal months then ended and a fraction, the numerator of which is four (4) and denominator of which is three (3).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” are defined in Section 4.3, which include, (i) as of the Closing Date, ACS Global Sourcing, Inc., a Georgia corporation, ACS Merger Corp., a Minnesota corporation, HireGenics Inc., a Delaware corporation, MassGenics Incorporated, a Delaware corporation, Proficient Business Systems, Inc., a Delaware corporation, TechGenics Inc., a Delaware corporation and VersoGenics Inc., a Delaware corporation, and (ii) upon the effectiveness of the Merger (as defined in the Purchase Agreement), the Target.

“Guaranty” and “Guaranties” are defined in Section 4.3.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance,” “pollutant” or “contaminant,” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedging Liability” means the liability (after taking into account the effect of any legally enforceable netting agreements related thereto and not including any Excluded Swap Obligations) of the Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as the Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, equal to (a) for any such date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value and (b) for any date before the date referenced in clause (a), the amount determined as the mark-to market value for such Hedge Agreement.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Increase Joinder Agreement” is defined in Section 2.16(b).

“Incremental Revolving Credit” means the credit facility for making Incremental Revolving Loans described in Section 2.16.

“Incremental Revolving Credit Commitments” is defined in Section 2.16(a).

“Incremental Revolving Loan” is defined in Section 2.16(c).

“Incremental Revolving Loan Lender” is defined in Section 2.16(a).

“Incremental Term Credit” means the credit facility for making Incremental Term Loans described in Section 2.16.

“Incremental Term Loan” is defined in Section 2.16(d).

“Incremental Term Loan Commitments” is defined in Section 2.16(a).

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lender.

“Incremental Term Loan Lender” is defined in Section 2.16(a).

“Incremental Term Loan Percentage” means for each Lender, with respect to each Series, the percentage of the aggregate Incremental Term Loan Commitments of such Series represented by such Lender’s portion thereof or, if such Incremental Term Loan Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Incremental Term Loans of such Series then outstanding.

“Incremental Term Note” is defined in Section 2.12(d).

“Indemnitee” is defined in Section 10.12(b).

“Interest Period” means, with respect to Eurodollar Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurodollar Loan, 1, 2, or 3 months thereafter, as the Borrower may elect and (b) in the case of a Swing Loan, on the date 1 to 5 Business Days thereafter as mutually agreed to by the Borrower and the Swing Line Lender; provided, however, that:

(i)          no Interest Period with respect to any Revolving Loans or any Swing Loan shall extend beyond the Revolving Credit Termination Date and no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Termination Date, and no Interest Period with respect to any portion of the Incremental Term Loans shall extend beyond the final maturity date of the Incremental Term Loans;

(ii)         no Interest Period with respect to any portion of the Term Loans or Incremental Term Loans, as applicable, consisting of Eurodollar Loans shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loans or Incremental Term Loans, as applicable, unless the sum of (a) the aggregate principal amount of Term Loans or Incremental Term Loans, as applicable, that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans or Incremental Term Loans, as applicable, that are Eurodollar Loans with Interest

Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans or Incremental Term Loans, as applicable, on such payment date;

(iii)        whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv)        for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment” means any investment in any Person, whether by means of (i) purchase or acquisition of all or substantially all of the assets of such Person (or of a division or line of business of such Person), (ii) purchase or acquisition of obligations or securities of such Person, (iii) capital contribution to such Person, (iv) loan or advance to such Person, (v) making of a time deposit with such Person, (vi) Guarantee or assumption of any obligation of such Person or (vii) by any other means.

“IRS” means the United States Internal Revenue Service.

“Junior Lender” means, collectively (i) Abry Senior Equity III, L.P., a Delaware limited partnership, (ii) Abry Senior Equity III, L.P., a Delaware limited partnership, and (iii) Abry Investment Partnership, L.P., a Delaware limited partnership, and each of their successors and assigns.

“L/C Issuer” means Fifth Third Bank, an Ohio banking corporation, and any successor pursuant to Section 10.9(g).

“L/C Obligations” means, at any time the same is to be determined, the sum of (i) the full amount available for drawing under all outstanding Letters of Credit and (ii) all unpaid Reimbursement Obligations.

“L/C Sublimit” means $3,000,000, as reduced pursuant to the terms hereof.

“Lenders” means and includes the banks, financial institutions and other lenders from time to time party to this Agreement, as a “Lender” hereunder, including each assignee Lender pursuant to Section 10.9. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender, any Incremental Revolving Loan Lender, and any Incremental Term Loan Lender.

“Letter of Credit” is defined in Section 2.3(a).

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made available by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for an Interest Period for any Borrowing of Eurodollar Loans, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, or preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower, any Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” means any Revolving Loan, Term Loan, Swing Loan, Incremental Revolving Loan and/or Incremental Term Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Subordination Agreement, the Guaranties, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements. In no event shall any Hedge Agreements or agreements governing Bank Product Liabilities constitute a Loan Document.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Borrower, any Material Subsidiary, or the Obligors or any of their respective Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of the Borrower or any other Obligor to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Contract” has the meaning given such term in Section 5.33.

“Material Subsidiary” means each of HireGenics, Inc., VersoGenics Inc., Proficient Business Systems, Inc., the Target and any other Subsidiary whose individual EBITDA constitutes at least 5% of the Consolidated EBITDA.

“Maximum Rate” is defined in Section 10.16.

“Merger Sub” means ACS Merger Corp., a Minnesota corporation.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable fees, costs and expenses relating to such Disposition, (ii) the amount of any Debt secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) that is required to be, and is, repaid in connection with such Disposition, (iii) net income taxes to be paid in connection with such Disposition and (iv) sale, use or other transactional taxes paid or payable by such Person as a result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable fees, costs and expenses incurred in connection with the collection of such proceeds, awards or other payments and (ii) taxes paid or payable by such Person as a result of such Event of Loss and (c) with respect to any offering of equity securities of a Person or the issuance of any Debt by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable legal, underwriting, and other fees, costs and expenses incurred as a result thereof, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 10.10, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” mean and include the Term Notes, the Revolving Notes, the Incremental Term Notes, the Swing Note and any notes issued in substitution of or replacement for such notes.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans (including all after the commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest costs, fees, and charges after commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding.

“Obligor” means collectively: (a) the Borrower and (b) all Guarantors.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 6.21(c).

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“OID” is defined in Section 2.16(f).

“Operating Account” means the Borrower’s demand deposit account at any time with the Administrative Agent. The term “Operating Account” shall be deemed to include any substitute or replacement account at the Administrative Agent.

“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement, shareholder agreement or other applicable documents relating to the operation, governance or management of such entity.

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.2(b)).

“Participant” is defined in Section 10.9(d).

“Participant Register” is defined in Section 10.9(d).

“Participating Interest” is defined in Section 2.3(d).

“Participating Lender” is defined in Section 2.3(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage, Term Loan Percentage or Incremental Term Loan Percentage for each respective Series, if any, as applicable; and where the term “Percentage” is applied on an aggregate basis (including Section 10.12(c)), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)     the Acquired Business is in the same line of business engaged in as of the date of this Agreement by the Borrower and any of its Subsidiaries and has its primary operations in the United States of America;

(b)     the Acquisition shall not be a Hostile Acquisition;

(c)     the Borrower shall have notified the Administrative Agent and Lenders not less than 10 days (or such shorter time period as may be agreed to by the Administrative Agent) prior to any such Permitted Acquisition;

(d)     if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 in connection therewith;

(e)     an independent accounting firm shall have audited the financial statements of the Acquired Business or an accounting firm reasonably acceptable to the Administrative Agent shall have reviewed the financial statements of the Acquired Business or delivered a Quality of Earnings Report for such Acquired Business; provided that when the Total Consideration is $5,000,000 or less, such financial statements will not need to be audited or reviewed and a Quality of Earnings Report will not need to be provided; and

(f)     (i) the Borrower shall have Excess Availability of at least $10,000,000 and (ii) no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 6.6 and 6.8 on a pro forma basis, and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate in the form of Exhibit E attached hereto evidencing such compliance with Sections 6.6 and 6.8.

“Permitted Holders” means Rajiv Sardana and, with respect to the foregoing Person, (a) any lineal descendent (whether natural or adopted) of such Person and, so long as such Person constitutes the spouse of Rajiv Sardana, Nita Sardana or (b) to the extent used solely for estate planning purposes, any trust (to the extent the trustee of any such trust is Rajiv Sardana, any of the Persons referred to in clause (a) above or Sanjeev Sardana), corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a controlling interest of which consist of such Person and/or any of the Persons referred to in the forgoing clause (a).

“Permitted Lien” is defined in Section 6.12.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group (including the Borrower) for current or former employees of a member of the Controlled Group (including the Borrower) and to which a member of the Controlled Group (including the Borrower) is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions or under which a member of the Controlled Group (including the Borrower) is reasonably expected to incur liability or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group (including the Borrower) is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions or under which a member of the Controlled Group (including the Borrower) is reasonably expected to incur liability.

“Platform” is defined in Section 10.8(d).

“Pre-Settlement Determination Date” is defined in Section 2.15.

“Proceeds” shall have the meaning given to it under the UCC and shall include without limitation the collections and distributions of Collateral, cash or non-cash.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Agreement” means that Agreement and Plan of Merger dated as of August 27, 2013, by and among the Borrower, Merger Sub and the Target.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation (or such other Guarantor as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder) and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables” shall have the meaning assigned to the term “Accounts” in the Security Agreement.

“Redeemable Preferred Securities” of any Person means any preferred stock or similar Capital Securities (including limited liability company membership interests and limited partnership interests) issued by such Person which is at any time prior to the Revolving Credit Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) the L/C Issuer.

“Register” is defined in Section 10.9(c).

“Reimbursement Obligation” is defined in Section 2.3(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” is defined in Section 9.7(b).

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 66 2/3% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided that, the Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be disregarded for purposes of making a determination of Required Lenders. For the purposes of this definition, any Lender and its Affiliates shall constitute a single Lender.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Reserves” means such amounts, including reserves for obligations under Hedge Agreements, as may be required by Administrative Agent at any time and from time to time in the Administrative Agent’s sole discretion.

“Resignation Effective Date” is defined in Section 9.7(a).

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s Capital Securities (except dividends payable solely in shares of its Capital Securities); (ii) any payment of management, consulting, advisory or similar fees; or (iii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s Capital Securities (except shares acquired upon the conversion thereof into other shares of its Capital Securities) or (b) any option, warrant or other right to acquire shares of the Borrower’s Capital Securities.

“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” on the Reuters Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated or have expired, the percentage held by such Lender (including through participation interests in Reimbursement Obligations and Swing Loans) of the aggregate principal amount of all Revolving Loans, Swing Loans, and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.2, 2.3 and 2.11.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $70,000,000 on the Closing Date.

“Revolving Credit Termination Date” means (i) March 30, 2017 or (ii) such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3.

“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.12(d).

“Sale/Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by any Obligor or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by any Obligor or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Obligor or such Subsidiary.

“Security Agreement” means that certain Security Agreement dated as of the date hereof among the Borrower, the Guarantors and the Administrative Agent.

“Senior Funded Debt” means, at any time of determination and without duplication, the difference of (a) the sum of (i) Debt for borrowed funds, (ii) Debt evidenced by notes, bonds, debentures, or other instruments (other than checks drawn in the ordinary course of business), (iii) the principal component of all Capital Leases, (iv) all Debt that is secured by a Lien (and in the event the applicable Person has not assumed or become liable for the payment of such Debt, only the lesser of the amount of such Debt and the fair market value of such property shall constitute Debt), and (v) Debt for the deferred payment by one year or more of any purchase money obligation minus (b) Subordinated Debt.

“Series” as defined in Section 2.15.

“Settlement Date” is defined in Section 2.15.

“Solvent” or “Solvency” means, when used with respect to any Person, that, as at any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means such Debt as to which payment of the principal thereof and, subject to the terms of the Subordination Agreement, interest (and premium, if any) thereon shall be (i) subordinated and subject in right of payment to the prior payment in full of the Obligations of the Borrower to the Lenders pursuant to the terms of the Subordination Agreement to be executed by the Borrower and the Junior Lender for the benefit of the Lenders or, with respect to Debt owed to Persons other than the Junior Lender, such other subordination agreement acceptable in form and substance to the Administrative Agent, and (ii) deferred in any event (including bankruptcy, reorganization or similar proceedings with respect to the Borrower) until payment in full of all obligations of the Borrower to the Lenders.

“Subordinated Debt Termination Date” means the maturity date of the Subordination Agreement.

“Subordination Agreement” means the Subordination Agreement by and between the Administrative Agent, the Borrower and the Junior Lender dated as of the date hereof, together with all amendments and supplements thereto.

“Subsidiary” of any Person means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.11.

“Swing Line Lender” means Fifth Third Bank, an Ohio banking corporation, and any successor pursuant to Section 10.9(g).

“Swing Line Lender’s Quoted Rate” is defined in Section 2.11(c).

“Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.11.

“Swing Note” is defined in Section 2.12(d).

“Target” means Analysts International Corporation, a Minnesota corporation.

“Tax Distributions” means, for so long as the Borrower qualifies as an S Corporation within the meaning of Section 1361 of the Internal Revenue Code, cash distributions made by the Borrower to its shareholders in an amount not to exceed, with respect to any period, an amount equal to (a) the product of (i) the taxable income of the Borrower times (ii) the Applicable Tax Percentage, minus (b) to the extent not previously taken into account, any income tax benefit attributable to the Borrower which could be utilized by its shareholders, in the current or any prior year, or portion thereof, from and after the Closing Date (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided, however, that the computation of distributions under this definition shall also take into account (x) the deductibility of state and local taxes for federal income tax purposes and (y) any difference in the Applicable Tax Percentage resulting from the nature of the taxable income (such as capital gain as opposed to ordinary income).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, liabilities or penalties applicable thereto.

“Term Credit” means the credit facility for the Term Loans described in Section 2.1.

“Term Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. The Term Loan Commitments of the Lenders aggregate $30,000,000 on the Closing Date.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Loan Termination Date” means March 30, 2017.

“Term Note” is defined in Section 2.12(d).

“Total Consideration” means the sum (but without duplication) of (a) cash paid or payable in connection with any Acquisition, whether paid at or prior to or after the closing thereof, plus (b) Debt payable to the seller in connection with such Acquisition, plus (c) the fair market value of any Capital Securities, delivered to the seller in connection with any Acquisition, plus (d) purchase price payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the principal amount of Debt assumed in connection with such Acquisition.

“UCC” is defined in Section 1.2.

“Unused Revolving Credit Commitments” means, at any time, the difference between (a) the Revolving Credit Commitments then in effect and (b) the aggregate outstanding principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding (other than L/C Obligations that are Cash Collateralized); provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Credit Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.13(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 10.1(g)(ii).

“Voting Stock” means securities (as such term is defined in Section 2(1) of the Securities Act of 1933, as amended) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to cast votes in any election of any corporate directors (or Persons performing similar functions).

“Weighted Average Yield” means the respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date.

“Wholly Owned Subsidiary” means any Subsidiary all of the Capital Securities of which are at the time directly or indirectly owned by the Borrower or any Guarantor.

“Withholding Agent” means the Borrower, any Guarantor, and the Administrative Agent.

Section 1.2.     Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and any successor of such law or regulation and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3.     Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.4 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenant, standard, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries or such covenant, standard or term shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants (and all related defined terms) and applicable covenants, terms and standards shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.

Section 1.4.     Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 2.         The Credit Facilities.

Section 2.1.     Term Loan Commitments.  Each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make a loan (each individually a “Term Loan” and, collectively, the “Term Loans”) in Dollars to the Borrower in the amount of such Lender’s Term Loan Commitment. The Term Loans shall be advanced in a single Borrowing on the Closing Date. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that all or any part of the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount of any Term Loan may be reborrowed once it is repaid.

Section 2.2.     Revolving Credit Commitments.  Prior to the Revolving Credit Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (a) the sum of all Revolving Credit Commitments in effect at such time and (b) the Borrowing Base as then determined and computed. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3.     Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the sum of all Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed. Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b)     Applications.   At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 10 Business Days prior to the Revolving Credit Termination Date (unless the Borrower has provided Cash Collateral in compliance with the requirements of Section 4.5 or a backup letter of credit from an issuer reasonably acceptable to the Administrative Agent as security for such Letter of Credit in an amount equal to 103% of the full amount then available for drawing under such Letter of Credit) in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b), and (ii) if the L/C Issuer is not timely reimbursed as required by this Agreement for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid until such reimbursement is made at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed); provided, however, that, after the occurrence and during the continuance of an Event of Default, upon the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders with written notice to the Borrower, or upon acceleration, the interest on such drawing shall be equal to the foregoing rate per annum plus 2.00%. Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3). Notwithstanding anything herein to the contrary, the L/C issuer shall be under no obligation to issue, extend or amend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the L/C Issuer’s risk with respect to such Defaulting Lender.

(c)     The Reimbursement Obligations.   Subject to Section 2.3(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 3:00 p.m. (Cincinnati time) on the date which each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid, by noon on the next Business Day, in all instances in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the

Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, the L/C Issuer or any Lender, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense, or other right of the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or a L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or a L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each Guarantor to the extent permitted by applicable law) suffered by the Borrower or any Guarantor that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)     The Participating Interests.   Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date two Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default (or by any reduction or termination of the Revolving Credit Commitment of any Lender with respect to Letters of Credit issued prior to such reduction or termination), and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Indemnification.   The Participating Lenders shall, severally, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all

Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)     Manner of Requesting a Letter of Credit.  The Borrower shall provide at least three Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

(g)     Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control. Notwithstanding anything else to the contrary in this Agreement, any Application or any other document related to issuing a Letter of Credit, any grant of a security interest pursuant to any Application shall be null and void

Section 2.4.     Applicable Interest Rates.  (a) Base Rate Loans.   Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).

(b)     Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise),

(c)     Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i)      for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.00% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and

(ii)      for any Eurodollar Loan and any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.00% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section and any conversion of Loans into Base Rate Loans shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

(d)     Rate Determinations.   The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5.     Manner of Borrowing Loans and Designating Applicable Interest Rates.  (a) Notice to the Administrative Agent.   The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Cincinnati time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans provided, that the request for a Borrowing on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified herein. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully-executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of

Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)     Notice to the Lenders.   The Administrative Agent shall give prompt telephonic, telecopy, or email notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)     Borrower’s Failure to Notify; Automatic Continuations and Conversions; Automatic Extensions of Revolving Loans if Reimbursement Obligations Not Repaid.   If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d)     Disbursement of Loans.   Not later than 1:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Section 3, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower in an account of the Borrower maintained with the Administrative Agent.

(e)     Administrative Agent Reliance on Lender Funding.   Unless the Administrative Agent shall have received notice from a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Cincinnati time) on) the date on which such Lender is scheduled to make available to the Administrative Agent of its share of a Borrowing (which notice shall be effective upon receipt) that such Lender does not intend to make such share available, the Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.5(d) when due and the Administrative Agent, in reliance upon such assumption, may (but shall not be required to) make available to the Borrower a corresponding amount (each such advance, a “Disproportionate Advance”) and, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, such Lender shall, on demand, make available to the Administrative Agent the Disproportionate Advance attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the Borrower and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date 2 Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, promptly following written demand from the Administrative Agent, repay to the Administrative Agent the proceeds of the Loan attributable to such Disproportionate Advance with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 so that the Borrower will have no liability under such Section with respect to such payment. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower under this Section shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.6.     Minimum Borrowing Amounts; Maximum Eurodollar Loans.   Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than eight Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.7.     Maturity of Loans. (a) Scheduled Payments of Term Loans.  The Borrower shall make principal payments on the Term Loans in equal installments on the last Business Day of each March, June, September, and December in each year, commencing with the calendar quarter ending December 31, 2013 (unless any such day is not a Business Day, in which event such payment is due on the immediately preceding Business Day) with the amount of each such principal installment equal to $750,000; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans, shall be due and payable on the

Term Loan Termination Date. Each principal payment on the Term Loans shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

(b)     Revolving Loans and Swing Loans. Each Revolving Loan and each Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

Section 2.8.     Prepayments. (a) Voluntary.  The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans or Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans (other than a Swing Loan), in a principal amount less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding.

(b)     Mandatory.   (i) If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $1,500,000 individually or on a cumulative basis in any Fiscal Year of the Borrower, then (x) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds received in connection with such Disposition or such Event of Loss; provided that in the case of each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within 180 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in similar like-kind assets, then so long as no Default or Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested as described in the Borrower’s notice within such 180-day period. Promptly after the end of such 180-day period, the Borrower shall notify the Administrative Agent whether the Borrower or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in the Borrower’s notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so invested or reinvested. The amount of each such prepayment shall be applied first to the aggregate outstanding Term Loans and Incremental Term Loans, if any, on a combined ratable basis with respect to all such Loans until such Loans are paid in full and then to the Revolving

Loans until paid in full, and then to the Swing Loans. If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent and held by it in the Collateral Account. So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)     If after the Closing Date the Borrower or any Subsidiary shall issue any new equity securities (other than equity securities issued to any director, manager, or employee as part of an employee incentive program, equity securities issued to the seller of an Acquired Business in connection with an Acquisition permitted by the terms hereof, if any, and equity securities the proceeds of which are used in whole or in part to finance an Acquisition) or incur or assume any Debt other than that permitted by Section 6.29, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance, incurrence or assumption to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, incurrence or assumption the Borrower shall prepay the Obligations in the amount of 100% of such Net Cash Proceeds acquired in connection with the incurrence or assumption of Debt and 50% of such Net Cash Proceeds acquired in connection with the issuance of new equity securities. The amount of each such prepayment shall be applied first to the outstanding Term Loans and Incremental Term Loans, if any, on a combined ratable basis with respect to all such Loans until such Loans are paid in full and then to the Revolving Loans until paid in full, then to the Swing Loans. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.29 or any other terms of this Agreement.

(iii)      If the ratio of Consolidated Senior Funded Debt to Consolidated EBITDA for the trailing four Fiscal Quarters is greater than 2.5 to 1.0 as of the end of any Fiscal Year of the Borrower ending after December 31, 2013, the Borrower shall prepay the then-outstanding Loans by an amount equal to 50% of Excess Cash Flow of Borrower and its Subsidiaries for such Fiscal Year of the Borrower on or before April 1 of each following Fiscal Year (such requirement, the “Excess Cash Flow Requirement”); provided, however, that the Excess Cash Flow Requirement shall not apply if the ratio of Consolidated Senior Funded Debt to Consolidated EBITDA for the trailing four Fiscal Quarters is less than 2.0 to 1.0 as of the end of any Fiscal Quarter, unless, after achieving such lower ratio, the ratio of Consolidated Senior Funded Debt to Consolidated EBITDA for the trailing four Fiscal Quarters is greater than 2.5 to 1.0 as of the end of any subsequent Fiscal Year of the Borrower, upon which event the Excess Cash Flow Requirement shall be reinstated. The amount of each such prepayment shall be applied first to the aggregate outstanding Term Loans and Incremental Term Loans, if any, on a combined ratable basis with respect to all such Loans until such Loans are paid in full and then to the Revolving Loans until paid in full and then to the Swing Loans.

(iv)     The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary, Swing Loans and, if necessary, in accordance with Section 4.5, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(v)     If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as then determined and computed, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until payment in full thereof, then to the Swing Loans until payment in full thereof, with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(vi)     Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, Swing Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Each prefunding of L/C Obligations shall be made in accordance with Section 4.5.

(c)     The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower, and in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity, including payments due on the Term Loan Termination Date or the Revolving Credit Termination Date.

Section 2.9.     Place and Application of Payments.  (a) General Payments.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Cincinnati time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b)     Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate then in effect for each such date.

(c)     Application of Collateral Proceeds Before Default.   If no Event of Default has occurred and is continuing, subject to Section 2.8(b), all payments and collections received in respect of the Obligations and all proceeds of Collateral shall (subject to the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as follows:

  (i)     first, to any outstanding fees, charges, and expenses then due to the Administrative Agent and the Lenders;

 (ii)      second, to outstanding interest charges then due in respect of the Obligations;

(iii)     third, to the outstanding principal balance of the Swing Loans;

(iv)     fourth, to the outstanding principal balance of the Revolving Loans and Reimbursement Obligations in respect of amounts drawn under Letters of Credit;

 (v)     fifth, to the outstanding principal balance then scheduled as due in respect of the Term Loans; and

(vi)     finally, to be made available to the Borrower or whoever else may be lawfully entitled thereto.

(d)     Application of Collateral Proceeds after Default.  Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(i)     first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, which the Borrower has agreed to pay the Administrative Agent under Section 10.12 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

 (ii)     second, to the payment of principal and interest on the Swing Loans until paid in full;

(iii)     third, to the payment of any outstanding interest (other than on Swing Loans) and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv)     fourth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with Cash Collateral for any outstanding L/C Obligations pursuant to Section 7.4 (until the Administrative Agent is holding Cash Collateral equal to 103% of the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

 (v)     fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and the Guarantors secured by the Collateral Documents (including Bank Product Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vi)     sixth, to the Borrower or whoever else may be lawfully entitled thereto.

Notwithstanding anything contained herein to the contrary, no proceeds of any Collateral or payment made under or in respect of any Guaranty received from any person who is not an “eligible contract participant” as defined in the Commodities Exchange Act and regulations thereunder shall be applied to the payment of any Hedging Liability, but appropriate adjustments shall be made with respect to payments from the Borrower and the Guarantors to preserve the allocation to Hedging Liability otherwise set forth in this Section.

Section 2.10.     Voluntary Commitment Terminations.  The Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (a) in an amount not less than $1,000,000 or any greater amount that is an integral multiple of $100,000 and (b) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11.     Swing Loans.   (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the sum of all Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed. The Swing Loans may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $50,000. Notwithstanding anything herein to the contrary, the Swing Line Lender shall be under no obligation to make any Swing Loan if any Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender.

(b)     Interest on Swing Loans.   Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the option of the Borrower, (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.

(c)     Requests for Swing Loans.  The Borrower shall give the Administrative Agent prior notice (which may be written or oral), no later than 1:00 p.m. (Cincinnati time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower. Within 30 minutes after receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested in an account of the Borrower maintained with the Swing Line Lender. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day.

(d)     Refunding of Swing Loans.   In its sole and absolute discretion, the Swing Line Lender may at any time, including pursuant to Section 2.15 and without limiting the requirement therein for weekly settlements, on behalf of the Borrower (which the Borrower hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(g) or 7.1(h) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 Noon (Cincinnati time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e)     Participations.  If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.11(d) above (because an Event of Default described in Section 7.1(g) or 7.1(h) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender, the Swing Line Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)     Sweep Arrangements.  Notwithstanding the requirements set forth in Section 2.11(a) and (c) above, the Swing Line Lender may make Swing Loans (bearing interest at the Base Rate plus the Applicable Margin for Base Rate Loans from time to time in effect) in amounts necessary to honor checks and other orders for the payment of monies made by the Borrower and presented to an account of an Obligor maintained at Fifth Third Bank for payment and for other Bank Product Liability owing by the Borrower to the Administrative Agent. The Borrower acknowledges and agrees that the making of such Swing Loans by the Swing Line Lender under this Section 2.11(f) shall be subject in all respects to the provisions of this Agreement as if each such Loan were made in response to a notice requesting such Loan made in accordance with Section 2.11(c) hereof and shall be subject to the requirements of Section 3 hereof. All actions taken by the Swing Line Lender pursuant to the provisions of this Section 2.11(f) shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. For the purpose of calculating the aggregate principal balance of Swing Loans outstanding hereunder, Swing Loans shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Swing Line Lender to such Swing Loans. The Swing Line Lender shall apply all payments and collections received by it in respect of the Swing Loans in reduction of the Swing Loans promptly after the Administrative Agent deems such sums to be collected in good funds in accordance with its then standard criteria for determining availability of funds. Notwithstanding the foregoing, if any item credited or payment or collection received by the Swing Line Lender in reduction of the Swing Loans is not honored or finally collected, the Swing Line Lender may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.

Section 2.12.     Evidence of Debt.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)     The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Eurodollar Loans and Swing Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)     The entries maintained in the accounts maintained pursuant to Sections 2.12(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)     Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), D-3 (in the case of its Incremental Term Loans and referred to herein as the “Incremental Term Note”), or D-4 (in the case of its Swing Loans and referred to herein as the “Swing Note”), as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Term Loan, Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.9) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.9, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13.     Fees. (a) Revolving Credit Commitment Fee.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)     Letter of Credit Fees.  On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to .125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last Business Day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that, while any Event of Default exists or after acceleration, such rate shall increase by 2.00% over the rate otherwise payable and such fee shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders; provided, however, that in the absence of acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Administrative Agent, acting at the request or with the consent of the Required Lenders. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

(c)     Administrative Agent Fees.  The Administrative Agent shall receive, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in that certain fee letter dated August 16, 2013, or as otherwise agreed to in writing between the Borrower and the Administrative Agent.

Section 2.14.     Account Debit.   The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

Section 2.15.     Settlements, Distributions and Apportionment of Payments.   At least once per week (each day when a settlement pursuant to this Section 2.15 occurs, a “Settlement Date”), the Administrative Agent shall provide each Lender with a statement of the outstanding balance of the Revolving Loans as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Revolving Loans funded by each Lender (whether made directly by such Lender to the Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance made by the Administrative Agent on behalf of such Lender to the Borrower), plus Swing Loans bearing interest at the Base Rate plus the Applicable Margin for Base Rate Loans which shall be converted in connection with such settlement to Revolving Loans hereunder pursuant to Section 2.11(d). If such statement discloses that such Lender’s current balance of such Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Revolver Percentage of such Loans outstanding as of the Pre-Settlement Determination Date, then the Administrative Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of such Loans as of the Pre-Settlement Determination Date is less than such Lender’s Revolver Percentage of such Loans outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to the Administrative Agent in accordance with the Administrative Agent’s instructions. In addition, payments actually received by the Administrative Agent with respect to the following items shall be distributed by the Administrative Agent to Lenders as follows:

(a)     Within one Business Day of receipt thereof by the Administrative Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Revolver Percentage, subject to any adjustments for any Disproportionate Advances as provided in Section 2.5(e), so that the Administrative Agent shall receive interest on the Disproportionate Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(b)     Within one Business Day of receipt thereof by the Administrative Agent, payments to be applied to the commitment fee set forth in Section 2.13(a) shall be paid to each Lender in proportion to its Revolver Percentage; and

(c)     Within one Business Day of receipt thereof by the Administrative Agent, payments to be applied to the Letter of Credit fee set as provided in Section 2.13(b) shall be paid to each Lender in proportion to its Revolver Percentage.

Notwithstanding the foregoing provisions of this Section 2.15, the Administrative Agent shall not be obligated to transfer to any Defaulting Lender any payment made by the Borrower to Administrative Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment under this Section 2.15, until such Defaulting Lender ceases to be deemed as such pursuant to the terms of this Agreement.

Section 2.16.     Incremental Facilities.

(a)     General Terms. The Borrower may by written notice to the Administrative Agent elect to request (i) prior to the Termination Date, an increase to the existing Commitments (any such increase, the “Incremental Revolving Credit Commitments”) and/or (ii) the establishment of one or more new term loan commitments (any such term loan commitments, the “Incremental

Term Loan Commitments”), by an amount not in excess of $30,000,000 in the aggregate and not less than $5,000,000 individually (or such lesser amount that shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $30,000,000 and the aggregate of such Incremental Revolving Credit Commitments and Incremental Term Loan Commitments obtained prior to such date). Each such notice shall specify (x) the date (each an “Increased Amount Date”) on which the Borrower proposes that the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (y) the identity of each Lender, or other Person that is an Eligible Assignee (each, an “Incremental Revolving Loan Lender” or a “Incremental Term Loan Lender”, as applicable), to whom the Borrower proposes any portion of such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, be allocated and the amount of such allocations; provided that Administrative Agent may elect or decline to arrange such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Credit Commitment or an Incremental Term Loan Commitment; provided, further, that any election by the Administrative Agent or any Lender to not participate in any Incremental Revolving Loan or Incremental Term Loan shall not affect the ability of the Borrower to propose allocations to any other Lender or identify an alternative arranging Lender for all or any portion of such Incremental Revolving Credit Commitments or Incremental Term Loan Commitment, as applicable. Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate series (each, a “Series”) of Incremental Term Loans for all purposes of this Agreement. The proceeds of any Incremental Term Loans shall only be used to fund Permitted Acquisitions. The proceeds of any Incremental Revolving Credit Commitments shall only be used to fund Permitted Acquisitions unless (i) the ratio of Consolidated Senior Funded Debt to Consolidated EBITDA is less than 3.00 to 1.00 (provided that, such ratio shall be 2.50 to 1.00 on and after September 30, 2015) on a pro forma basis after giving effect to any such Incremental Revolving Credit Commitments (the “Incremental Leverage Ratio”) (based on the Borrower’s financial condition as of the previous fiscal month of the Borrower but giving effect to such Incremental Revolving Credit Commitments and any Incremental Revolving Loans to be made thereunder), and (ii) the Borrower delivers to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance with the Incremental Leverage Ratio; provided that, if at the time a Compliance Certificate is required to be delivered pursuant to Section 6.1(d) of this Agreement, the Borrower plans on borrowing on any Incremental Revolving Loans under any Incremental Revolving Credit Commitments during the succeeding Fiscal Quarter, the Borrower shall include in the Compliance Certificate a calculation demonstrating the total amount that can be drawn that would allow the Borrower to be in pro forma compliance with the Incremental Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower, after giving effect to such Borrowing of Incremental Revolving Loans under the Incremental Revolving Credit Commitments (such total amount that can be drawn, the “Incremental Borrowing Limit”), and such Incremental Borrowing Limit shall be the maximum amount that is permitted to be borrowed under such Incremental Revolving Credit Commitments during such succeeding Fiscal Quarter. For purposes of clarity, any Borrowing under such Incremental Revolving Credit Commitments shall be limited to the amount that would allow the Borrower to remain in pro forma compliance with the Incremental Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower after giving effect to such Borrowing.

(b)     Conditions to Incremental Revolving Loans and Term Loans.   Such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Incremental Revolving Credit Commitments or Series of Incremental Term Loans, as applicable, each of the conditions precedent set forth in Section 3.1 shall be satisfied (with the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, being deemed a Credit Event) and the Administrative Agent shall have received a certificate to that effect dated the Incremental Amount Date and executed by the Borrower’s Treasurer or another officer of the Borrower reasonably acceptable to the Administrative Agent; (3) the Borrower shall be in pro forma compliance with each of the covenants set forth in Sections 6.6 and 6.8 as of the last day of the most recently ended fiscal quarter of the Borrower after giving effect to such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, and to any change in Consolidated EBITDA or Consolidated EBITDAR and any increase in Debt resulting from the consummation of any transactions concurrently with extensions of such Commitments, including any Borrowings under such Commitments, and the Borrower shall have delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance with Section 6.6 and Section 6.8; (4) the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effected pursuant to one or more joinder agreements (each, an “Increase Joinder Agreement”) executed and delivered by the Borrower, each Incremental Revolving Loan Lender or each Incremental Term Loan Lender, as applicable, and the Administrative Agent, in form and substance reasonably satisfactory to each of them (provided that, such Increase Joinder Agreement shall be consistent with the terms of this Agreement), and each of which shall be recorded in the Register and each Incremental Revolving Loan Lender and Incremental Term Loan Lender, as applicable, shall be subject to the requirements set forth in Section 10.1(b); (5) the Borrower shall make any payments required pursuant to Section 8.1 in connection with the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable; (6) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(c)     Incremental Revolving Loans.   On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the terms and conditions expressed in the foregoing clauses (a) and (b), (i) each of the Revolving Lenders shall assign to each of the Incremental Revolving Loan Lenders, and each of the Incremental Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), Revolving Loans and interests in Swing Loans and Letters of Credit outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Loans and interests in Swing Loans and Letters of Credit will be held by the Lenders according to their then-existing

Percentages after giving effect to the addition of such Incremental Revolving Credit Commitments to the Commitments, (ii) the share of each respective Incremental Revolving Credit Commitment held by each respective Incremental Revolving Loan Lender shall be deemed for all purposes a Commitment of such Lender and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and all references to the Loan Documents to Commitments and Revolving Loans shall be deemed to include the Incremental Revolving Credit Commitments and Incremental Revolving Loans made pursuant to this Section and (iii) each Incremental Revolving Loan Lender with a Commitment shall become a Lender with a Commitment with respect to its respective share of the Incremental Revolving Credit Commitments and all matters relating thereto.

(d)     Incremental Term Loans.   On any Increased Amount Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of the terms and conditions expressed in the foregoing clauses (a) and (b), (i) each Incremental Term Loan Lender of any Series shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its percentage of the Incremental Term Loan Commitment of such Series, and (ii) each Incremental Term Loan Lender of any Series shall become a Lender hereunder with respect to its Incremental Term Loan percentage of the Incremental Term Loan Commitment of such Series and its Incremental Term Loan percentage of the Incremental Term Loans of such Series made pursuant thereto.

(e)     Incremental Loan Notices.  Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the Incremental Revolving Credit Commitments and the Incremental Revolving Loan Lenders or the Series of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Series, as applicable, and (ii) in the case of each notice to any Lender of Revolving Loans, the new Percentage for such Lender, in each case subject to the assignments contemplated by clause (c) of this Section.

(f)     Terms and Provisions of Incremental Loans.   The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Increase Joinder Agreement, identical to the Term Loans. The terms and provisions of the Incremental Revolving Loans shall be, except as otherwise set forth in the Increase Joinder Agreement, identical to the Revolving Loans. In any event, (i) the applicable yield for the Incremental Revolving Loans shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Increase Joinder Agreement; provided however, that the applicable yield for the Incremental Revolving Loans shall not be higher than the applicable yield for Revolving Loans, except to the extent that the applicable yield for the Revolving Loans is increased to achieve the foregoing balance of yields, (ii) to the extent that any higher Eurodollar Loan “floor” or Base Rate Loan “floor” is imposed upon the Incremental Term Loans or Incremental Revolving Loans, as applicable, such higher Eurodollar Loan “floors” or Base Rate Loan “floors” for the Incremental Term Loans or Incremental Revolving Loans, as applicable, shall be applied to the Term Loans, Revolving Loans, or outstanding Incremental Term Loans, as applicable, (iii) the weighted average life to maturity of all Incremental Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Term Loans, (iv) the maturity date for the applicable Incremental

Term Loan of each Series shall be no earlier than the final maturity of the Term Loans, and (v) the Weighted Average Yield applicable to the Incremental Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Increase Joinder Agreement; provided however that, the Weighted Average Yield applicable to the Incremental Term Loans (after giving effect to all upfront or similar fees or original issued discount (“OID”) with respect to the such Incremental Term Loans) shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans (including any upfront fees or OID payable to the initial Lenders hereunder) plus 0.50% per annum unless the interest rate with respect to the Term Loan is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Term Loans plus 0.50% per annum to equal the Weighted Average Yield then applicable to the Incremental Term Loans (after giving effect to all upfront or similar fees or OID payable with respect to such Incremental Term Loans). The OID under this Section will be equated to interest in a manner reasonably determined by the Administrative Agent based on assumed four-year life to maturity, and the upfront fees shall be deemed to constitute like amounts of OID. The customary arrangement fees and commitment fees paid to and retained by the Arrangers or their Affiliates in connection with the Term Loan Commitments and to any one or more arrangers or book runners (and their Affiliates) of Incremental Term Loans shall be excluded from the calculation of any Weighted Average Yield. Each Increase Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and any other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.16.

(g)     Equal and Ratable Benefit.   The Incremental Revolving Loans, Incremental Revolving Credit Commitments, Term Loans and Term Loan Commitments established pursuant to this Section 2.16 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably with the obligations from the Guarantors and security interests created by the Collateral Documents. The Borrower and Guarantors shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Loans and Commitments.

Section 3.         Conditions Precedent.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to satisfaction (or waiver) of the following conditions precedent:

Section 3.1.     All Credit Events.   At the time of each Credit Event hereunder:

(a)       each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date);

(b)       no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)       after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the lesser of (x) the aggregate Revolving Credit Commitments and (y) the Borrowing Base as then determined and computed;

(d)       in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees required to be paid at such time under Section 2.13, and, in the case of an extension or increase in the amount of a Letter of Credit, the L/C Issuer shall have received a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees required to be paid at such time under Section 2.13; and

(e)       such Credit Event shall not violate any Applicable Laws applicable to the Administrative Agent, the L/C Issuer, or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that, any such Applicable Laws shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of the L/C Issuer, to extend the expiration date of or increase the amount of any Letter of Credit hereunder.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist. For the avoidance of doubt, no Lender shall be required to make any Loans in the event that any of the conditions set forth in this Section 3.1 are not satisfied.

Section 3.2.     Initial Credit Event. Before or concurrently with the initial Credit Event, or immediately upon the effectiveness of the Merger (as defined in the Purchase Agreement), with respect to the execution and delivery by the Target under clauses (a), (c), (d), (e), (f) and (j) below, and delivery of opinions regarding the Target under clause (w) below:

(a)       the Administrative Agent shall have received the Security Agreement duly executed by the Borrower and the Guarantors, together with UCC financing statements to be filed against the Borrower and the Guarantors, as debtors, in favor of the Administrative Agent, as secured party;

(b)       the Administrative Agent shall have received for each Lender requesting a Note, such Lender’s duly executed Note of the Borrower, dated the date hereof and otherwise in compliance with the provisions of Section 2.12(d);

(c)       the Administrative Agent shall have received certificates of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured, mortgagee and/or lenders loss payee, as applicable;

(d)       receipt by the Administrative Agent of a certificate (the “Closing Certificate”), dated the Closing Date signed by a chief financial officer or other authorized officer of each Obligor, to the effect that, to his knowledge, (i) no Default has occurred and is continuing on the Closing Date and (ii) the representations and warranties of the Obligors contained in Section 5 are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) on and as of the Closing Date;

(e)       the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s Organization Documents, certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent and, with respect to Organization Documents filed with a Governmental Authority, by the applicable Governmental Authority;

(f)       the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons that will execute such documents on the Borrower’s and each Guarantor’s behalf and are authorized to do so, all certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent;

(g)       the Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(h)       the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(i)        the Administrative Agent shall have received for itself and for the Lenders the initial fees required by Section 2.13;

(j)        the Administrative Agent shall have received certification from the Borrower’s Chief Financial Officer or other officer of the Borrower acceptable to the Administrative Agent of the Solvency of the Borrower and the Guarantors on a consolidated basis and certifications from officers of the Borrower and each Guarantor acceptable to the Administrative Agent of the Solvency of each such Person individually, in each instance after giving effect to the AIC Purchase and the initial Credit Event;

(k)       the Administrative Agent shall have received an executed copy of the Purchase Agreement (together with all schedules, exhibits and amendments thereto) certified by an officer of the Borrower as being a true, correct and complete copy thereof and the aggregate purchase price for the AIC Purchase shall not exceed $40,000,000;

(l)        any changes to the Purchase Agreement, or waivers of any terms of the Purchase Agreement, shall be reasonably acceptable to the Administrative Agent in form and substance;

(m)      the conditions precedent in the Purchase Agreement for the closing of the Merger (as defined in the Purchase Agreement) shall have been satisfied and shall remain satisfied on the Closing Date, subject only to the filing of the articles of merger with the Secretary of State of the State of Minnesota, and the AIC Purchase shall have been approved by the Junior Lender and shall close concurrently with the initial Credit Event on the terms set forth in the Purchase Agreement, without the waiver by the Borrower of any material conditions to closing set forth therein;

(n)       on the Closing Date, both before and after giving effect to the AIC Purchase, no injunction, temporary restraining order or other legal action that would prohibit or seek to unwind the AIC Purchase or any component thereof, or would prohibit the initial Credit Event, or other litigation which could reasonably be expected to have a Material Adverse Effect, shall be pending or, to the knowledge of the Borrower, threatened;

(o)       the Borrower shall have received any regulatory approval necessary for the consummation of the AIC Purchase in accordance with all applicable laws, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable rules and regulations thereunder shall have expired or been terminated;

(p)       the Administrative Agent shall have received an executed compliance certificate in the form of Exhibit E evidencing compliance with Sections 6.6 and 6.8 based on the Borrower’s financial conditions of August 31, 2013 but giving effect to the initial Credit Event and the AIC Purchase;

(q)       after giving effect to the initial Credit Event and the AIC Purchase the Borrower shall have Excess Availability of at least $10,000,000;

(r)       the Administrative Agent shall have received an executed copy of the Subordination Agreement, which shall (i) be in form and substance reasonably satisfactory to the Administrative Agent, and (ii) relate to Debt owed by the Borrower to the Junior Lender on the Closing Date in an aggregate principal amount not to exceed $25,000,000 (and the Administrative Agent shall have received an executed copy of the note purchase agreement governing such Debt);

(s)       the Administrative Agent shall have received a closing balance sheet adjusted to give pro forma effect to the AIC Purchase;

(t)       the Administrative Agent shall have received financing statements and, as appropriate, tax and judgment lien search results against the Property of the Borrower, the Guarantors, and the Target evidencing the absence of Liens on its Property, except for Permitted Liens;

(u)       the Administrative Agent shall have received pay-off and lien release letters from secured creditors (other than holders of Permitted Liens) of the Borrower, the Guarantors, and the Target setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower, the Guarantors, or the Target) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements, mortgage releases and any other lien release instruments necessary to release Liens on the assets of the Borrower, the Guarantors and the Target, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(v)       since December 31, 2012, there has been no material adverse change in the business, condition (financial or otherwise) operations, performance, Properties or prospects of (i) the Borrower, (ii) any Guarantor, or (iii) the Target.

(w)       the Administrative Agent shall have received the favorable written opinions of counsel to the Borrower and the Guarantors (as of the date of the initial Credit Event), in form and substance satisfactory to the Administrative Agent;

(x)       neither the Target, the Borrower nor any of its Subsidiaries, if any, shall have obtained or attempted to obtain, place, arrange or renew any debt financing, except as permitted by Section 6.29, prior to the Closing Date and during the Arranger’s and the Administrative Agent’s syndication of the credit facilities made available to the Borrower hereunder;

(y)       the Borrower shall have run-rate pro forma Consolidated EBITDA of at least $28,000,000 as of the date hereof; and

(z)       each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and the Administrative Agent shall have received a fully executed IRS Form W-9 (or its equivalent) for the Borrower and each Guarantor.

Section 4.          The Collateral and Guaranties.

Section 4.1.     Pledge of Personal Property Assets. (a) Borrower and each other Guarantor shall cause (i) one hundred percent (100%) of the issued and outstanding equity interests of each Domestic Subsidiary and (ii) sixty-five percent (65%) in the case of each Foreign Subsidiary that is directly owned by any Guarantor or any Domestic Subsidiary to be subject at all times to a first priority lien (subject to any Permitted Lien) in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries or other items reasonably requested by the Administrative Agent necessary in connection therewith (to the extent not delivered on the Closing Date) to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b)     Borrower and each other Obligor shall (i) cause substantially all of its personal property to be subject at all times to first priority (subject to Permitted Liens), perfected Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request and (viii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the creation or perfection of the foregoing, including appropriate UCC1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items reasonably requested by the Administrative Agent necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 4.2.     Reserved.

Section 4.3.     Guaranties. The payment and performance of the Obligations, Hedging Liability, and Bank Product Liability shall at all times be jointly and severally guaranteed by each direct and indirect Domestic Subsidiary of the Borrower (each, a “Guarantor” and collectively, the “Guarantors”) pursuant to Section 11 (individually a “Guaranty” and collectively the “Guaranties” and each such Domestic Subsidiary executing and delivering this Agreement as a Guarantor (together with any Domestic Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 11) or a separate Guaranty, are referred to herein collectively as the “Guarantors” and each individually as a “Guarantor”).

Section 4.4.     Further Assurances.   The Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect such Liens on the Collateral as required by this Section 4. In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the Closing Date, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require to comply with this Section 4, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.5.     Cash Collateral.   Immediately upon the request of the Administrative Agent, the L/C Issuer, or the Swing Line Lender at any time that there shall exist a Defaulting Lender, or otherwise as required hereby, including as required by Sections 2.3(b), 7.4 and 8.6(a)(v), the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 8.6(a)(iv) and any Cash Collateral provided by the Defaulting Lender, if applicable) with respect to such Defaulting Lender or to cover such other amount required hereby.

(a)       Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders (including the Swing Line Lender), and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders (including the Swing Line Lender).

The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest (subject to Permitted Liens) in the Collateral Account, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral required to be provided as set forth in Section 4.5(a) is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)       Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.5 or Sections 2.3(b), 7.4, or 8.6(a)(v), or any other Section hereof in respect of Letters of Credit or Swing Loans, shall be applied to the satisfaction of the specific Reimbursement Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)       Release.  (i) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations giving rise thereto shall be released promptly following the earlier of (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) and (B) the date on which event giving rise to such Cash Collateralization no longer exists, and (ii) Cash Collateral (or the appropriate portion thereof) shall be released promptly following the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.5 may be otherwise applied in accordance with Section 2.9), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 5.         Representations and Warranties.

The Borrower represents and warrants to each Lender, the Administrative Agent, and the L/C Issuer as follows:

Section 5.1.     Existence and Power.  The Borrower is a corporation, and each Guarantor is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except in such jurisdictions where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such powers, licenses, authorizations, consents or approvals would not reasonably be expected to result in a Material Adverse Effect.

Section 5.2.     Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of this Agreement, the Notes, the Collateral Documents and the other Loan Documents to which such Obligor is a party (i) are within such Obligor’s organizational powers, (ii) have been duly authorized by all necessary Organizational Action, (iii) require no action by or in respect of, or filing with, any Governmental Authority except (A) such as have been obtained or made and are in full force and effect, (B) filings necessary or required by the Collateral Documents to perfect or maintain the perfection or priority of the Liens created by the Collateral Documents and (C) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform would not reasonably be expected to result in a Material Adverse Effect, (iv) do not contravene, or constitute a default under, any provision of (A) applicable law or regulation or (B) the Organizational Documents and Operating Documents of such Obligor or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor or any of its Subsidiaries, except for, in each case of clauses (iv)(A), (B) and (C), contraventions or defaults that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (v) do not result in the creation or imposition of any Lien on any asset of such Obligor or any of its Subsidiaries other than the Liens granted under the Collateral Documents.

Section 5.3.     Binding Effect.  This Agreement constitutes a valid and binding agreement of the Obligors enforceable in accordance with its terms, and the Notes, the Collateral Documents and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Obligors party to such Loan Document enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to Debtor Relief Laws affecting the enforcement of creditors’ rights generally.

Section 5.4.     Financial Information.  (a) The audited consolidated balance sheet of the Obligors as of December 31, 2012 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by HLB Gross Collins, copies of which have been delivered to the Administrative Agent for delivery to each of the Lenders, and the unaudited consolidated financial statements of the Obligors for the interim period ended August 31, 2013, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b)     Since June 30, 2013, there has been no event, act, condition or occurrence having a Material Adverse Effect.

Section 5.5.     Litigation.  There is no action, suit or proceeding pending, or to the knowledge of the Obligors threatened, against or affecting the Obligors or any of their respective Subsidiaries before any court or arbitrator or any Governmental Authority which in any manner draws into question the validity or enforceability of this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents or otherwise be reasonably expected to have a Material Adverse Effect.

Section 5.6.     Compliance with ERISA. (a) Except as would not reasonably be expected to result in a Material Adverse Effect, the Obligors and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b)     Neither the Obligors nor any member of the Controlled Group is or, within the preceding five years,has been obligated to contribute to any Multiemployer Plan and have incurred any withdrawal liabilities (and are subject to contingent withdrawal liabilities) under Sections 4201 or 4204 ERISA that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

(c)     The assets of the Obligors or any Subsidiary of any Obligor do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute a “prohibited transaction” under ERISA or the Code.

Section 5.7.     Compliance with Laws; Payment of Taxes.  The Obligors and their respective Subsidiaries are in compliance with all Applicable Laws, regulations and similar requirements of Governmental Authorities, except where such compliance is being contested in good faith through appropriate proceedings or where non-compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There have been filed on behalf of the Obligors and their respective Subsidiaries all material Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any material assessment received by or on behalf of the Obligors or any Subsidiary have been paid, except taxes that are being contested in good faith by appropriate proceedings and for which such Obligor or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Obligors and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Obligors, adequate. No Obligor has been given or been requested to give a waiver of the statute of limitation relating to the payment of Federal, state, local or foreign taxes.

Section 5.8.     Subsidiaries.  Each of the Subsidiaries of each Obligor is a corporation, a limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except in such jurisdictions where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such powers, licenses, authorizations, consents or approvals would not reasonably be expected to result in a Material Adverse Effect. No Obligor has any Subsidiaries except those Subsidiaries listed on Schedule 5.8 and as set forth in any Compliance Certificate provided to the Administrative Agent and Lenders pursuant to Section 6.1(d) after the

Closing Date, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of organization.

Section 5.9.     Investment Company Act.  No Obligor nor any Subsidiary of an Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10.    Reserved.

Section 5.11.    Ownership of Property; Liens. Each of the Obligors and their respective Subsidiaries has title or the contractual right to possess its properties sufficient for the conduct of its business and none of such properties is subject to any Lien except as permitted in Section 6.12.

Section 5.12.    Reserved.

Section 5.13.    Reserved.

Section 5.14.    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (a) No Obligor nor any Subsidiary of an Obligor is subject to any Environmental Liability and no Obligor nor any Subsidiary of an Obligor has been designated as a potentially responsible party under CERCLA. No real property owned or, to its knowledge, operated by any Obligor has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b)     No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from any real property owned or operated by any Obligor since the date of such ownership or operation or are otherwise present at, on, in or under such real property, or, to the best of the knowledge of the Obligors, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business of such Obligor or Subsidiary of an Obligor in compliance with all applicable Environmental Requirements.

(c)     The Obligors, and each of their respective Subsidiaries, has procured all Environmental Authorizations necessary for the conduct of the business contemplated on such real property, and is in compliance in all material respects with all Environmental Requirements in connection with the operation of any real property owned or operated by any Obligor and the Obligor’s, and each of their respective Subsidiary’s, respective businesses.

Section 5.15.     Compliance with Laws. Each Obligor and each Subsidiary of an Obligor is in compliance with all applicable laws, including, without limitation, all Environmental Laws, in all material respects.

Section 5.16.     Capital Securities. All Capital Securities, debentures, bonds, notes and all other securities of each Obligor and their respective Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws, in all material respects. The issued shares of Capital Securities of each of the Obligor’s respective Subsidiaries are owned by the Obligors free and clear of any Lien or adverse claim (other than Permitted Liens).

Section 5.17.     Margin Stock. No Obligor nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock (provided that, subject to the terms and conditions hereof, part of the proceeds of the initial Borrowing hereunder will be used to pay for shares of the Target pursuant to the terms of the Purchase Agreement) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System.

Section 5.18.     Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, each Obligor will be Solvent.

Section 5.19.     Collateral Documents. Upon execution by the applicable Obligors, the Security Agreement shall be effective to create in favor of the Administrative Agent, a legal, valid and enforceable security interest in the Collateral and, upon filing of one or more UCC financing statements in the appropriate jurisdictions and execution and delivery of control agreements, Administrative Agent shall have a fully perfected first priority Lien (subject to Permitted Liens) on, and security interest in, all right, title and interest of the applicable Obligors, in such Collateral and the proceeds thereof that can be perfected upon filing of one or more UCC financing statements and execution and delivery of such control agreements, in each case prior and superior in any right to any other Person.

Section 5.20.     Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Obligor or any Subsidiary of any Obligor pending or, to the knowledge of any Obligor, threatened that would reasonably be expected to have a Material Adverse Effect. The hours worked by and payment made to employees of the Obligors and each Subsidiary of any Obligor have been in compliance in all material respects with the Fair Labor Standards Act and any other applicable federal, state or foreign law dealing with such matters. All payments due from the Obligors or any of their respective Subsidiaries, or for which any claim may be made against the Obligors or any of their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Obligor or such Subsidiary, as appropriate. No Obligor nor any Subsidiary of an Obligor is party to a collective bargaining agreement.

Section 5.21.     Patents, Trademarks, Etc. The Obligors and their respective Subsidiaries own, or are licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are material to the businesses, assets, operations, properties or condition (financial or otherwise) of the Obligors and their respective Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by the Obligors and their respective Subsidiaries, does not infringe on the rights of any Person in any manner that would reasonably be expected to have a Material Adverse Effect.

Section 5.22.     Insurance. The Obligors and each of their Subsidiaries has (either in the name of such Obligor or in such Subsidiary’s name), with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks (including on all its property, and public liability and worker’s compensation) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

Section 5.23.     Reserved.

Section 5.24.     Ownership Structure. As of the Closing Date, Schedule 5.24 is a complete and correct list of all Subsidiaries of the Borrower and of each Obligor setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Capital Securities in such Subsidiary, (iii) the nature of the Capital Securities held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Capital Securities. Except as disclosed in such Schedule, as of the Closing Date (i) the Borrower and its Subsidiaries owns, free and clear of all Liens and has the unencumbered right to vote, all outstanding Capital Securities in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding Capital Securities of each Person is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional Capital Securities of any type in, any such Person.

Section 5.25.     Reports Accurate; Disclosure.  All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Obligors to the Administrative Agent or any Lender in connection with this Agreement or any Loan Document, including without limitation all reports furnished pursuant to Section 5.4, are true, complete and accurate in all material respects; it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results. Neither this Agreement, nor any Loan Document, nor any agreement, document, certificate or statement furnished to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Section 5.26.     Location of Offices. The Borrower’s name is American CyberSystems, Inc. The location of the Borrower (within the meaning of Article 9 of the Uniform Commercial Code) is Georgia. The Borrower has not changed its name, identity, structure, existence or state of formation, whether by amendment of its Organizational Documents, by reorganization or otherwise, and has not changed its location (within the meaning of Article 9 of the Uniform Commercial Code) within the four (4) months preceding the Closing Date or any subsequent date on which this representation is made.

Section 5.27.     Affiliate Transactions.  Except as permitted by Section 6.25, neither the Borrower nor any Subsidiary nor any other Obligor is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Obligor is a party.

Section 5.28.     Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Obligor for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.

Section 5.29.     Reserved.

Section 5.30.     Loans and Investments.  No Obligor nor any of their respective Subsidiaries has made a loan, advance or Investment which is outstanding or existing on the Closing Date except as set forth on Schedule 5.30.

Section 5.31.     No Default or Event of Default.  No Obligor nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound, which default would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 5.32.     USA PATRIOT ACT; OFAC.   (a) No Obligor nor, to the knowledge of the Obligors, any Affiliate of an Obligor is (1) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (2) a “Foreign Shell Bank” within the meaning of the PATRIOT ACT, i.e., a foreign lender that does not have a physical presence in any country and that is not affiliated with a Lender that has a physical presence and an acceptable level of regulation and supervision; or (3) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the PATRIOT ACT as warranting special measures due to money laundering concerns.

(b)     The Borrower and each Guarantor is in compliance with the requirements of all OFAC Sanctions Programs applicable to it. Each Subsidiary of the Borrower and each Guarantor is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary. The Borrower and each Guarantor has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding the Borrower, such Guarantor and its Affiliates and Subsidiaries requested by such Person for such Person to comply with all applicable OFAC Sanctions Programs. To the best of the Borrower’s and each Guarantor’s knowledge, neither the Borrower, such Guarantor nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in each case, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.33.     Material Contracts. Schedule 5.33 is, as of the Closing Date, a true, correct and complete listing of all contracts to which any Obligor is a party, the breach of or failure to perform which, either by an Obligor or other party to such contract, could reasonably be expected to have a Material Adverse Effect (each, a“Material Contract”). The Borrower, its Subsidiaries and the other Obligors that is a party to any Material Contract has performed and is in compliance with all of the material terms of such Material Contract, and no Obligor has knowledge of any default or event of default that exists with respect to any such Material Contract.

Section 5.34.     Reserved.

Section 5.35.     Purchase Agreement.  The Borrower has provided to the Administrative Agent a true and correct copy of the Purchase Agreement. The Purchase Agreement is in full force and effect and has not, except as reflected in amendments provided to the Administrative Agent, been amended or modified in any material respect from the version so delivered to the Administrative Agent, no material condition to the effectiveness thereof has been waived and no material obligations of the Target thereunder have been waived, except to the extent approved in writing by the Administrative Agent, and the Borrower is not aware of any default thereunder. No authorization, consent, license, or exemption from, or filing or registration with, any Governmental Authority, nor any material approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or material performance by the Target or the Borrower of the Purchase Agreement or of any other instrument or document executed and delivered in connection therewith except (a) such as have been obtained or made and are in full force and effect and (b) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, to the best of the Borrower’s knowledge, all representations and warranties in the Purchase Agreement are true and correct in all material respects.

Section 6.         Covenants.

The Borrower and Guarantors agree, jointly and severally, that, so long as any Lender has any Commitment hereunder or any Obligation remains unpaid:

Section 6.1.     Information.  The Borrower will deliver to the Administrative Agent, who will then promptly deliver to each of the Lenders:

(a)       as soon as available and in any event within 120 days after the close of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and its

Consolidated Subsidiaries as of the last day of the Fiscal Year then ended and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of HLB Gross Collins or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(b)       as soon as available and in any event within 30 days after the end of each Fiscal Quarter, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to footnotes and normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower;

(c)       as soon as available and in any event within 30 days after the end of each calendar month, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such calendar month (together with an executive summary discussion and analysis) and the related statement of income and statement of cash flows for such calendar month and for the portion of the Fiscal Year ended at the end of such calendar month, setting forth in each case in comparative form the figures for the corresponding calendar month and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or other authorized officer of the Borrower;

(d)       simultaneously with the delivery of each set of financial statements referred to in clause (a) above and each set of financial statements referred to in clause (b) above for each Fiscal Quarter, a certificate, substantially in the form of Exhibit E and with compliance calculations in form and content satisfactory to the Administrative Agent (a “Compliance Certificate”), of the chief financial officer or other authorized officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Obligors were in compliance with the requirements of Sections 6.3, 6.6 and 6.8 on the date of such financial statements, (ii) setting forth the identities of the respective Subsidiaries on the date of such financial statements, and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Obligors are taking or propose to take with respect thereto;

(e)       Reserved.

(f)       within 5 Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or authorized officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g)       promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials distributed by the Borrower to its shareholders generally;

(h)       if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i)       promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding (and any material development in respect of such proceedings) involving a claim against an Obligor and/or any Subsidiary of an Obligor for $500,000 or more in excess of amounts covered in full by applicable insurance;

(j)       as soon as available and in any event by the 20th day of each calendar month (but dated as of the last day of the preceding calendar month), an aging of payables, showing the age of such payables, identifying the Persons who are the creditors for such payables (specifying the amount and age of the payables, owing to each such creditor) and containing such other information and accompanied by such supporting documents as the Administrative Agent, in its reasonable discretion may from time to time prescribe, dated as of the last day of such period the statements in which, in each instance, shall be certified as to truth and accuracy by the chief financial officer or other authorized officer of the Borrower;

(k)       as soon as available and in any event by the 20th day of each calendar month (but dated as of the last day of the preceding calendar month), an aging of Receivables, showing the age of such Receivables, identifying the Persons who are the Account Debtors for such Receivables (specifying the amount and age of the Receivables owing from each such Account Debtor), and containing such other information and accompanied by such supporting documents as the Administrative Agent, in its reasonable discretion may from time to time reasonably prescribe, the statements in which, in each instance, shall be certified as to truth and accuracy by the chief financial officer or other authorized officer of the Borrower;

(l)       as soon as available and in any event by the 20th day of each calendar month (but dated as of the last day of the preceding calendar month), a Borrowing Base Certification Report, in form and content reasonably satisfactory to the Administrative Agent, the statements in which, in each instance, shall be certified as to truth and accuracy by the chief financial officer or other authorized officer of the Borrower;

(m)       not later than 120 days after the end of each Fiscal Year, deliver Projections to the Administrative Agent for Borrower for the succeeding Fiscal Year. For purposes of this subparagraph, “Projections” means Borrower’s forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, (iv) capitalization statements, all prepared on a month by month basis and on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions; and

(n)       from time to time such additional information regarding the financial position or business of the Borrower, its Subsidiaries, and each Obligor as the Administrative Agent, at the request of any Lender, may reasonably request.

Section 6.2.     Inspection of Property, Books and Records.  The Borrower will (i) keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP in all material respects shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower and each Obligor to permit, with reasonable prior notice, the Administrative Agent or its designee, at the expense of the Borrower and Obligors, to perform periodic field audits and investigations of the Borrower, the Obligors and the Collateral (including, without limitation, verification of the Accounts Receivable Collateral), from time to time; provided, that, unless an Event of Default has occurred which is then continuing, the Borrower shall not be responsible for the costs of more than one (1) such field audit and investigation per each period of twelve (12) consecutive calendar months following the Closing Date; and (iii) permit, and will cause each Subsidiary to permit, with, absent an Event of Default, reasonable prior notice, representatives of the Administrative Agent at the Borrower’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Obligors agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

Section 6.3.     Reserved.

Section 6.4.     Capital Expenditures.  Capital Expenditures will not exceed in the aggregate in any Fiscal Year the sum of $1,000,000; provided that after giving effect to the incurrence of any Capital Expenditures permitted by this Section, no Default shall have occurred and be continuing (with the effect that amounts not incurred in any Fiscal Year may not be carried forward to a subsequent period).

Section 6.5.     Sale/Leasebacks.  The Obligors shall not, nor shall they permit any Subsidiary to, enter into any Sale/Leaseback Transaction.

Section 6.6.     Fixed Charge Coverage Ratio.  As of the end of each Fiscal Quarter ending after the Closing Date, commencing with the Fiscal Quarter ending December 31, 2013, the Fixed Charge Coverage Ratio for the trailing four Fiscal Quarters then ending shall equal or exceed 1.25 to 1.00.

Section 6.7.     Acquisitions.  Without the Required Lenders’ prior written consent, no Obligor nor any Subsidiary of an Obligor shall make any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition except Permitted Acquisitions and the AIC Purchase.

Section 6.8.     Consolidated Senior Funded Debt to Consolidated EBITDA.  Commencing with the Fiscal Quarter ending December 31, 2013, the Borrower shall not permit the ratio of Consolidated Senior Funded Debt to Consolidated EBITDA for the trailing four Fiscal Quarters then ended to exceed (i) 3.0 to 1.00 as of the last day of any Fiscal Quarter ending on or before June 30, 2015, and (ii) 2.50 to 1.00 as of the last day of any Fiscal Quarter ending on or after September 30, 2015.

Section 6.9.     Loans or Advances.  No Obligor nor any Subsidiary of an Obligor shall make loans or advances to any Person except: (i) employee loans or advances that (when aggregated with all such loans and advances made by the Obligors and Subsidiaries of the Obligors) do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any one time outstanding made in the ordinary course of business and consistently with practices existing on the Closing Date; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to the Borrower or any Guarantor; provided, if reasonably requested by the Administrative Agent in writing, (A) all such Debt shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Security Agreement, and (B) all such Debt shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent; (iv) loans and advances, if any, outstanding on the Closing Date and set forth on Schedule 5.30; and (v) unsecured loans or advances not otherwise permitted under this Section 6.9, which when aggregated with all loans and advances made by the Obligors and Subsidiaries of the Obligors not otherwise permitted under this Section 6.9 and the total Investments made by the Obligors and Subsidiaries of Obligors under Section 6.11(vi) do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding; provided that after giving effect to the making of any loans, advances or deposits permitted by clauses (i) and (v) of this Section, no Default or Event of Default shall have occurred and be continuing. All loans or advances permitted under this Section 6.9 shall be evidenced by written promissory notes.

Section 6.10.     Restricted Payments.  The Obligors will not declare or make any Restricted Payment during any Fiscal Year; except that (i) any Subsidiary may pay dividends to the Borrower or another Wholly-Owned Subsidiary and (ii) the Borrower may make Tax Distributions.

Section 6.11.     Investments.  No Obligor nor any Subsidiary of an Obligor shall make Investments in any Person except as permitted by Sections 6.7 and 6.9 and except Investments in (a) Cash Equivalents, (b) Investments existing on the Closing Date and set forth on Schedule 5.30, (c) any Obligor may make Investments in any other Obligor, (d) an Obligor may (i) acquire and, hold accounts receivable, chattel paper and notes receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorse negotiable instruments held for collection in the ordinary course of business or (iii) make lease, utility and other similar deposits in the ordinary course of business, (e) any Investment made as a result of the receipt of non-cash consideration from a disposition that was made pursuant to and in compliance with Section 6.15, (f) obligations under Hedge Agreements permitted under Section 6.32, (g) Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings, (h) contingent obligations permitted by Section 6.29, (i) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, (j) Investments in Foreign Subsidiaries in an amount not to exceed the Investments in such Foreign Subsidiaries existing on the Closing Date plus an aggregate amount not to exceed $500,000 at any time, and (k) Investments not otherwise permitted under this Section 6.11, made in the ordinary course of business and consistently with practices existing on the Closing Date, which when aggregated with all Investments made by the Obligors and Subsidiaries of Obligors not otherwise permitted under this Section 6.11 and the aggregate outstanding loans and advances made by the Obligors and Subsidiaries of Obligors under Section 6.9(vii) do not exceed $500,000 provided that at any time after any such Investment under clause (k) of this Section is made, no Default or Event of Default exists.

Section 6.12.     Negative Pledge. No Obligor nor any Subsidiary of an Obligor will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except (the Liens described below, the “Permitted Liens”):

(a)       Liens existing on the date of this Agreement encumbering assets securing Debt outstanding on the date of this Agreement, in each case as described and in the principal amounts set forth on Schedule 6.12;

(b)       Liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and with due diligence by appropriate proceedings;

(c)       pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs;

(d)       Liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that: (1) are not yet due and payable and which in no event shall become a Lien prior to any Collateral Documents; (2) are not otherwise released within thirty days; or (3) are being contested diligently in good faith pursuant to appropriate proceedings and with respect to which the Obligor has established reserves reasonably satisfactory to the Administrative Agent and the Required Lenders and which in no event shall become a Lien prior to any Collateral Documents;

(e)       good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, in an aggregate outstanding amount not to exceed $500,000 at any time;

(f)       Liens consisting of deposits in connection with leases or other similar obligations incurred in the ordinary course of business, in an aggregate outstanding amount not to exceed $500,000 at any time;

(g)       Liens securing Debt (including Capital Lease Obligations) permitted under Section 6.29 covering only the assets acquired with such Debt and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto in an aggregate outstanding amount not to exceed $500,000 at any time; provided that individual financing of assets by one lender or lessor, as the case may be, may be cross-collateralized to other individual financings of assets provided by such lender or lessor;

(h)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(g);

(i)       Liens arising from filings of UCC financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Debt;

(j)       Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(k)       Liens securing Debt of Foreign Subsidiaries to the extent such Debt is permitted under Section 6.29; provided that no asset of the Borrower or any Obligor shall be subject to any such Lien;

(l)       Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a banking or other financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry;

(m)       any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(n)       encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed restrictions on land use;

(o)       any Lien imposed as a result of a taking under the exercise of the power of eminent domain by any governmental body or by any Person acting under a Governmental Authority; and

(p)       Liens securing the Administrative Agent and the Lenders created or arising under the Loan Documents.

Section 6.13.     Maintenance of Existence, Etc.  Except as otherwise permitted under Section 6.14 or 6.15, each Obligor shall, and shall cause each Subsidiary of an Obligor to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same line or lines of business or line or lines of business reasonably related to the business now carried on and maintained. Any Subsidiary pledging Collateral hereunder shall be organized as a corporation, limited liability company, limited partnership or other legal entity.

Section 6.14.     Dissolution.  No Obligor nor any Subsidiary of an Obligor shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own Capital Securities or that of any Subsidiary of an Obligor, except through corporate or company reorganization to the extent permitted by Section 6.15.

Section 6.15.     Consolidations, Mergers and Sales of Assets.  No Obligor will, nor will it permit any Subsidiary of an Obligor to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) any merger in connection with the AIC Purchase is permitted (ii) pursuant to the consummation of an Acquisition permitted under Section 6.7 (but not otherwise) an Obligor may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) an Obligor is the Person surviving such merger, (iv) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (v) if the Borrower merges with another Obligor, the Borrower is the Person surviving such merger; (b) Subsidiaries of an Obligor (excluding Obligors) may merge with one another or into the Borrower; and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit (i) sales of inventory in the ordinary course of business and for fair value; (ii) transfers of assets by an Obligor to another Obligor; (iii) dispositions of worn out, obsolete, damaged or surplus property by the Borrower or any other Obligor in the ordinary course of business and the abandonment or other disposition of immaterial Intellectual Property that is, in the reasonable good faith judgment of the Borrower or any other Obligor, no longer economically practicable to maintain or useful in the conduct of the business of the Obligors taken as a whole; (iv) leases, subleases, non-exclusive licenses or sublicenses of real or personal property (including intellectual property or other general intangibles), in each case in the ordinary course of business; (v) the disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice; (vi) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and (vii) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and (viii) a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate value of the assets to be so transferred (other than as permitted pursuant to Section 6.15(c)(i)) by all Obligors and all Subsidiaries of Obligors, and all other assets utilized in all other business lines or segments discontinued after the Closing Date by all Obligors and all Subsidiaries of Obligors constitute more than $500,000 in the aggregate.

Section 6.16.     Use of Proceeds.  No portion of the proceeds of any Loan will be used by the Borrower or any Subsidiary (i)  directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock (provided that, subject to the terms and conditions hereof, part of the proceeds of the initial Borrowing hereunder will be used to pay for shares of the Target pursuant to the terms of the Purchase Agreement), or (ii) for any purpose in violation of any Applicable Law or regulation. Except as otherwise provided herein, the proceeds of the Loans shall be used: (i) to refinance existing indebtedness of the Borrower; (ii) for working capital and other lawful corporate purposes; (iii) to fund the acquisition of the Target pursuant to the Purchase Agreement; and (iv) to pay fees and expenses incurred in connection with this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 6.17.     Compliance with Laws; Payment of Taxes.  Each Obligor will, and will cause each Subsidiary of an Obligor and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA and the Patriot Act), regulations and similar requirements of governmental authorities (including but not limited to the PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. Each Obligor will, and will cause each Subsidiary of an Obligor to, pay promptly when due all material taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of an Obligor or any Subsidiary of an Obligor, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Administrative Agent, the Borrower shall have set up reserves in accordance with GAAP. Each Obligor will, and will cause each Subsidiary of an Obligor to, comply with all terms and conditions of all Material Contracts to which it is a party in all material respects.

Section 6.18.     Insurance. Each Obligor will maintain, and will cause each Subsidiary of an Obligor to maintain (either in the name of such Obligor or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its properties and assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business. Upon request, the Obligors shall promptly furnish the Administrative Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as the Administrative Agent shall request.

Section 6.19.     Change in Fiscal Year.  No Obligor will make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without the consent of the Required Lenders.

Section 6.20.     Maintenance of Property.  Each Obligor shall, and shall cause each Subsidiary of an Obligor to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

Section 6.21.     Environmental Notices. Each Obligor shall furnish to the Lenders and the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting any real property owned or operated by such party, or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing, in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 6.22.     Environmental Matters.  No Obligor or any Subsidiary of an Obligor will, nor will any Obligor permit any Person to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from any real property owned or operated by such party, any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements and other Hazardous Materials the use of which would not reasonably be expected to have a Material Adverse Effect.

Section 6.23.     Environmental Release.  Each Obligor agrees that upon the occurrence of an Environmental Release at, under or on any of the real property owned or operated by an Obligor, it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, as directed to do so by any Environmental Authority.

Section 6.24.     Reserved.

Section 6.25.     Transactions with Affiliates.  No Obligor nor any Subsidiary of an Obligor shall enter into, or be a party to, any transaction with any Affiliate of an Obligor or such Subsidiary (which Affiliate is not an Obligor or a Subsidiary of an Obligor), except for the transactions described on Schedule 6.25 or as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Obligor or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

Section 6.26.     Limitation on Issuances of New Equity by Subsidiaries.  The Borrower will not permit any of its Subsidiaries to issue any new Capital Securities (including by way of sales of treasury stock); provided that, notwithstanding the foregoing, (a) Subsidiaries shall be permitted to issue new Capital Securities in connection with their creation, so long as such creation is in compliance with Section 6.35, (b) so long as no Change of Control is caused thereby, the Borrower and its Subsidiaries shall be permitted to issue new Capital Securities to effect a Permitted Acquisition and (c) the Borrower and its Subsidiaries shall be permitted to issue new Capital Securities in connection with the exercise of stock options.

Section 6.27.     No Restrictive Agreement. Other than in respect of the Subordinated Debt, no Obligor will, nor will any Obligor permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Obligor or any such Subsidiary: the incurrence or payment of Debt, the granting of Liens, the declaration or payment of Restricted Payments or other distributions in respect of Capital Securities of the Obligor or any Subsidiary or the making of loans, advances or Investments.

Section 6.28.     Partnerships and Joint Ventures.  No Obligor shall become a general partner in any general or limited partnership or a joint venturer in any joint venture.

Section 6.29.     Additional Debt.  No Obligor or Subsidiary of an Obligor shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under Capital Leases), except for: (a) the Debt owed to the Lenders under the Loan Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 6.29; (c) Subordinated Debt; (d) unsecured Subordinated Debt to the extent also contractually subordinated to the Junior Lender not otherwise permitted under this Section 6.29, the aggregate outstanding principal amount of which when aggregated with all outstanding unsecured Debt of the Obligors and Subsidiaries of Obligors not otherwise permitted under this Section 6.29 shall not, at any time, exceed $500,000; (e) guarantees and other contingent obligations of the Borrower or any Subsidiary of Debt or other obligations of the Borrower or any Subsidiary otherwise permitted hereunder so long as the Person providing such guarantee or other contingent obligation could have incurred the Debt or other obligations that are being guaranteed; (f) obligations under Hedge Agreements that are permitted under Section 6.32; (g) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within two (2) Business Days of incurrence; (h) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business; (i) Debt of Foreign Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding; and (j) Debt of the Borrower or any of its Subsidiaries incurred in connection with Capital Leases and purchase money Debt of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding.

Section 6.30.     Modifications of Organizational Documents.  The Borrower shall not, and shall not permit any Obligor or other Subsidiary to, amend, supplement, restate or otherwise modify its Organizational Documents or Operating Documents or other applicable document (a) in a manner that is materially adverse to the interests of a Lender or that creates any conflicts with or breaches of this Agreement or any Material Contract, and (b) without thirty (30) days prior written notice to the Administrative Agent (or such shorter time period consented to by the Administrative Agent).

Section 6.31.     ERISA Exemptions.  The Obligors shall not permit any of their respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

Section 6.32.     Hedge Agreements. The Obligors will not, and will not permit any of their Subsidiaries to, enter into any Hedge Agreements, other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Obligors are exposed in the conduct of their business or the management of their liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedge Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedge Agreement under which any Obligor is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Debt or (ii) as a result of changes in the market value of any common stock or any Debt) is not a Hedge Agreement entered into in the ordinary course of business to hedge or mitigate risks.

Section 6.33.     Performance of Loan Documents.  Each Obligor will at its own expense duly fulfill and comply with all obligations on its part to be fulfilled or complied with under or in connection with the Collateral, and all documents related thereto and will do nothing to impair the rights of any Obligor or the Administrative Agent in, to and under the Collateral in contravention of this Agreement.

Section 6.34.     Operating Leases.  No Obligor nor any Subsidiary of an Obligor shall create, assume or suffer to exist any operating lease except those operating leases set forth on Schedule 6.34 and operating leases which: (A) (1) are entered into in the ordinary course of business, and (2) the aggregate indebtedness, liabilities and obligations of the Obligors under all such operating leases during any period of four (4) consecutive Fiscal Quarters shall at no time exceed $750,000; or (B) are between Borrower or a Guarantor, as landlord and Borrower or a Guarantor as tenant.

Section 6.35.     Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Wholly-owned Subsidiaries shall be permitted to establish or create Wholly-owned Subsidiaries so long as at least 30 days prior written notice thereof is given to the Administrative Agent, and the Borrower and its Subsidiaries timely comply with the requirements of Section 4 (at which time Schedule 5.8 shall be deemed to include a reference to such Subsidiary).

Section 6.36.     Deposit Accounts.  The Obligors shall maintain their primary demand deposit and cash management accounts with the Administrative Agent.

Section 6.37.     Reserved.

Section 6.38.     Subordinated Debt Documents.  Borrower shall not cause or permit any amendment, modification or waiver of any provision of any document evidencing or related to any Subordinated Debt if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower; (iv) otherwise increase the obligations of the Borrower in respect of such Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or to the Lenders, and such amendment, modification or waiver is not permitted by the Subordination Agreement, or (v) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, except, in each case, in accordance with the provisions of the Subordination Agreement.

Section 6.39.     Compliance with OFAC Sanctions Programs.  (a) The Borrower and each Guarantor shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Borrower or such Guarantor and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b)     The Borrower and each Guarantor shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding the Borrower, such Guarantor, its Affiliates, and its Subsidiaries requested by the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower’s or such Guarantor’s ability to provide information applicable to them.

(c)     If the Borrower or any Guarantor obtains actual knowledge or receives any written notice that the Borrower, any Affiliate, such Guarantor, or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower or such Guarantor shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 6.40.     Delisting.   Immediately upon the consummation of the AIC Purchase, the Borrower shall work with the Target to de-list the Capital Securities of the Target from the NASDAQ Stock Mark LLC pursuant to Section 6.10 of the Purchase Agreement, including the causing of the prompt filing after the Merger (as defined in the Purchase Agreement) of S.E.C. Form 25 with the United States Securities and Exchange Commission.

Section 6.41.     Post-Closing Obligations.  The Borrower agrees that it will, and will cause the Guarantors to, as applicable, execute and deliver the documents and complete the tasks expressed in Schedule 6.41, in each instance within the time limits specified in such Schedule.

Section 7.         Events of Default and Remedies.

Section 7.1.     Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)       the Borrower shall fail to pay when due any principal of any Loan (including any Loan or portion thereof to be repaid pursuant to Section 2.8(b)) or shall fail to pay when due any Reimbursement Obligation with respect to any Letter of Credit or shall fail to pay any interest on any Loan or on or before the date three days after the date due, or any Obligor shall fail to pay any fee or other amount payable hereunder or on or before the date three days after the date due;

(b)       any Obligor shall fail to observe or perform any covenant contained in Section 6.1, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10. 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.25, 6.26, 6.27, 6.28, 6.29, 6.30, 6.31, 6.32, 6.34, 6.35, 6.36, 6.38, 6.39, 6.40 or 6.41; or

(c)       any Obligor shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement or any other Loan Document (other than those covered by clause (a) or (b) above or clauses (n) or (q) below); provided that such failure continues for thirty days (or in the case of Sections 6.2 and 6.18, 10 days) after the earlier of (i) the first day on which any Obligor has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender; or

(d)       any representation, warranty, certification or statement made or deemed made by the Obligors in Section 5 of this Agreement or in any financial statement, material certificate or other material document or report delivered pursuant to this Agreement shall prove to have been untrue or misleading in any material respect when made (or deemed made); or

(e)       any Obligor or any Subsidiary of an Obligor shall fail to make any payment in respect of Debt (other than the Obligations) having an aggregate principal amount in excess of $500,000 after expiration of any applicable cure or grace period; or

(f)        any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of any Obligor or any Subsidiary of an Obligor in an

aggregate principal amount in excess of $500,000 or the mandatory prepayment or purchase of such Debt by any Obligor (or its designee) or such Subsidiary of an Obligor (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or commitment to provide such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof, terminate any such commitment or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)       any Obligor or any Subsidiary of an Obligor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)       an involuntary case or other proceeding shall be commenced against any Obligor or any Subsidiary of an Obligor seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Obligor or any Subsidiary of an Obligor under the federal Bankruptcy laws as now or hereafter in effect; or

(i)        any Obligor or any member of the Controlled Group shall fail to pay when due any amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Obligor, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; and in each such case, such event or circumstance would reasonably likely to result in a Material Adverse Effect; or

(j)        one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 (except to the extent fully and unconditionally covered by insurance pursuant to which the insurer has accepted liability therefor in writing and except to the extent fully and unconditionally covered by an appeal bond, for which such Obligor has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant) shall be rendered against any Obligor or any Subsidiary of an Obligor and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days or any Obligor or Subsidiary of an Obligor shall have made payments in settlement of any litigation or threatened proceeding in excess of $1,000,000; or

(k)       a federal tax lien shall be filed against any Obligor or any Subsidiary of an Obligor under Section 6323 of the Code or a lien of the PBGC shall be filed against any Obligor or any Subsidiary of an Obligor under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 30 days after the date of filing; or

(l)        a Change in Control shall occur; or

(m)      the Administrative Agent shall fail for any reason to have a valid first priority security interest in any of the Collateral; or there shall have occurred uninsured damage to, or loss, theft or destruction of, any part of the Collateral in excess of $500,000 in the aggregate during any one Fiscal Year; or

(n)       Reserved; or

(o)       an event of default shall occur and be continuing under any of the Material Contracts, and such event of default continues beyond any applicable cure or grace period provided in such Material Contract and would reasonably be expected to have a Material Adverse Effect; or

(p)       (i) any of the Guarantors shall fail to pay when due any Obligations (after giving effect to any applicable grace period) or shall fail to pay any fee or other amount payable hereunder when due; or (ii) any Guarantor shall disaffirm, contest or deny its obligations under Section 11 or under a separate guaranty agreement; or

(q)       if the Borrower at any time fails to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the voting stock, voting membership interests or equivalent equity interests of each Guarantor; or

(r)       any Obligor shall (or shall attempt to) disaffirm, contest or deny its obligations under any Loan Document or the Junior Lender shall (or shall attempt to) disaffirm, contest or deny its obligations under the Subordination Agreement; or

(s)       any “Event of Default” under, and as defined in, the Subordination Agreement, shall occur under any document related to the Subordinated Debt.

Section 7.2.     Non-Bankruptcy Defaults.  When any Event of Default exists other than those described in subsection (g) or (h) of Section 7.1, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining

Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately Cash Collateralize 103% of the then outstanding amount of all L/C Obligations, and the Borrower agrees to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3.     Bankruptcy Defaults.   When any Event of Default described in subsections (g) or (h) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by the Borrower), the Commitments and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate and the Borrower shall immediately Cash Collateralize 105% of the then outstanding amount of all L/C Obligations, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4.     Collateral for Undrawn Letters of Credit.  If Cash Collateral for drawings under any or all outstanding Letters of Credit is required under Section 2.3(b) or under Section 7.2 or under Section 7.3, the Borrower shall forthwith Cash Collateralize the amount required as provided in Section 4.5.

Section 7.5.     Notice of Default.   The Administrative Agent shall give notice to the Borrower under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 8.          Change in Circumstances and Contingencies.

Section 8.1.     Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other Hedge Agreements or incurred by reason of an assignment required by Section 10.2(b)) as a result of:

(a)       any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)       any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a), other than as a result of the application of Sections 8.2 or 8.3,

(c)       any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d)       any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the written demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 8.2.     Illegality.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 8.3.     Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)       the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)       the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give written notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 8.4.     Increased Costs. (a) Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except with respect to the applicable Reserve Percentage with respect to any Eurodollar Loans) or the L/C Issuer;

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; it being understood that, to the extent duplicative of the provisions of Section 10.01, this Section 8.4 shall not apply to Taxes.

(b)     Capital Requirements.  If any Lender or the L/C Issuer determines in good faith that any Change in Law affecting such Lender or the L/C Issuer or any lending office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the

L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered

(c)     Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 8.4(a) or (b) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)     Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 8.5.     Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 8.6.     Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)       Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.10.

(ii)       Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.13 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender; third, to Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and to be released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of participation in any future Swing Loan or future Letter of Credit; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis in accordance with their Percentages under the applicable Credit prior to being applied to the payment of any Loans of, or L/C Obligations owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.6 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.13(a) or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive any Letter of Credit fee under Section 2.13(b) and amounts owed to it in respect of participating interest in Swing Loans under Section 2.11(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit and participating interests in Swing Loans for which it has provided Cash Collateral pursuant to Section 4.5.

(C)     With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Swing Line Lender and to each L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Line Lender’s or such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.1 are satisfied at such time (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate principal amount of Revolving Loans and participating interests in L/C Obligations and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)      Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within 3 Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s interests in L/C Obligations and Swing Loans (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 4.5 for so long as such interests in L/C Obligations and Swing Loans are outstanding.

(b)     Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their reasonable discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 8.6(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)     New Swing Line Loans/Letters of Credit.   So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after effect to such Swing Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 9.          The Administrative Agent.

Section 9.1.     Appointment and Authorization of Administrative Agent.  Each Lender and the L/C Issuer hereby appoints Fifth Third Bank, an Ohio banking corporation, to act on its behalf as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2.     Administrative Agent and Its Affiliates.  The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, or other business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders. The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

Section 9.3.     Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents,

and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Applicable Laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)     Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10) shall be binding upon all the Lenders. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender. If the Administrative Agent

receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1, the Administrative Agent shall promptly give each of the Lenders written notice thereof.

(c)     Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or any Credit Event, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth, or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document or any Collateral, or the creation, perfection, or priority of any Lien purported to be created by this Agreement or any Collateral Documents, or (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

Section 9.4.     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

Section 9.5.     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6.     Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7.     Resignation of Administrative Agent and Successor Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000 and, so long as no Event of Default shall have occurred and be continuing, such appointment shall be within the Borrower’s consent (which shall not be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications and consent requirements set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor, which successor shall, so long as no Event of Default shall have occurred and be continuing, be consented to by the Borrower (which consent shall not be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.8.     L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer and the Swing Line Lender, with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 9.9.     Hedging Liability and Bank Product Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.9, as the case may be, any Affiliate of such Lender with whom the Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Bank Product Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 2.9 and Section 4. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.10.     No Other Duties; Designation of Additional Agents. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or the L/C Issuer hereunder. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 9.11.     Authorization to Enter into, and Enforcement of, the Collateral Documents and Guaranty. The Lenders, such Affiliates of the Lenders who may enter into an agreement creating Hedging Liabilities or Bank Product Liabilities pursuant to Section 9.9, and the L/C Issuer irrevocably authorize the Administrative Agent to execute and deliver the Collateral Documents and each Guaranty on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Collateral Documents or any Guaranty as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents or any Guaranty unless such amendment is agreed to in writing by the Required Lenders. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents and each Guaranty upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or any or for the execution of any trust or power in respect of the Collateral or any Guaranty or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents or any Guaranty; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.12.     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, and the Administrative Agent under Sections 2.13 and 10.12(a)) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 10.12(a). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

Section 9.13.     Collateral and Guaranty Matters.  (a) The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Letters of Credit which have been Cash Collateralized) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized on terms reasonably satisfactory to the L/C Issuer), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted under the Loan Documents, or (C) subject to Section 10.10, if approved, authorized or ratified in writing by the Required Lenders;

(ii)         to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.12 to be prior to the Lien of the Administrative Agent;

(iii)         to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv)         to reduce or limit the amount of the Debt secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.13.

(b)     The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower or any Guarantor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.         Miscellaneous.

Section 10.1.     Taxes. (a) L/C Issuer.  For purposes of this Section 10.1, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower and any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by the Borrower and the Guarantors.  The Borrower and each Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)     Indemnification by the Borrower and the Guarantors.  The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower and the Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.1(e).

(f)     Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 10.1, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)     Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)       executed originals of IRS Form W-8ECI;

(iii)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably acceptable to the Administrative Agent representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(C)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this

Section 10.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 10.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 10.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)     Survival.   Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 10.2.     Mitigation Obligations; Replacement of Lenders (a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 8.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or Section 10.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders.  If any Lender requests compensation under Section 8.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.2(a) that would eliminate the amounts payable pursuant to Section 8.4 or Section 10.1, as the case may be, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 10.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)       the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9(b)(iv);

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations,

accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 10.1 such assignment will result in a reduction in such compensation or payments thereafter;

(iv)       such assignment does not conflict with applicable law; and

(v)        in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

Section 10.3.     No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.4.     Non-Business Days. If the payment of any obligation or the performance of any covenant, duty or obligation hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment or performance shall be extended to the next succeeding Business Day on which date such payment or performance shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.5.     Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Commitment hereunder or any Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized) remain unpaid hereunder.

Section 10.6.     Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and the L/C Issuer of amounts sufficient to protect the yield of the Lenders and the L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized).

Section 10.7.     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this clause (ii) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to the Borrower or any Guarantor (as to which the provisions of this clause (ii) shall apply).

The Borrower and each Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and each Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower and each Guarantor in the amount of such participation.

Section 10.8.     Notices; Effectiveness; Electronic Communication.  (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.8(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i) if to the Borrower or any Guarantor:

Nick Goel, Chief Accounting Officer

American CyberSystems, Inc.

2400 Meadowbrook Pkwy

Duluth, GA 30096

678-397-0197

Fax: 770-493-5586

nick.goel@acsicorp.com

With a copy to:

Michael J. Cochran and Shannon C. Baxter

McKenna Long & Aldridge, LLP

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

404-527-4000

Fax: (404) 527-4198

Email: mcochran@mckennalong.com and sbaxter@mckennalong.com

(ii) if to the Administrative Agent, the Swing Line Lender or the L/C Issuer:

Fifth Third Bank

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, OH 45263

Attention:	Loan Syndications/Judy Huls
Telephone:	(513) 579-4224
Facsimile:	(513) 534-0875
Email:	judy.huls@53.com

(iii) if to a Lender (other than the Swing Line Lender), to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.8(b) below, shall be effective as provided in said Section 10.8(b).

(b)      Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2.3(f), Section 2.5 or Section 2.11 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)     Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)     Platform.

(i)      The Borrower and each Guarantor agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the L/C Issuer and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)      The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Guarantor or any of their Subsidiaries, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantor’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any Guarantor provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, and Lender or the L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.9.     Successors and Assigns; Assignments and Participations.  (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.9(b) below, (ii) by way of participation in accordance with the provisions of Section 10.9(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders.   Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each instance with respect to any Credit) any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)     In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it (in each instance with respect to any Credit) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)      In any case of an assignment not described in Section 10.9(b)(i)(A) above, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of the Term Credit or the Incremental Term Credit, if any, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii)     Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) above and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed, or conditioned) shall be required for assignments in respect of (i) the Revolving Credit or any unfunded Commitments with respect to the Term Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of such Credit, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)     the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, an Affiliate of a Lender, or an Approved Fund with respect to a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)      No Assignment to Certain Persons.  No Lender shall assign any of its rights or obligations hereunder to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or (C) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)     No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)      Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) below.

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.12(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.10(i) and (ii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, and 10.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b) above; provided that such Participant (A) agrees to be subject to the provisions of Section 10.2 as if it were an assignee under Section 10.2(b) above; and (B) shall not be entitled to receive any greater payment under Section 8.4 or Section 10.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.2(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Certain Pledges.   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)     Electronic Execution of Assignments.   The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)     If at any time the Administrative Agent assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may resign as Swing Line Lender and the Borrower shall be entitled to appoint another Lender to act as the successor Lender of Swing Loans hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Administrative Agent as the Swing Line Lender. If the Administrative Agent terminates the Swing Line, it shall retain all of the rights of the maker of Swing Loans provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.11. If at any time the Administrative Agent assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may resign as L/C Issuer and the Borrower shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Administrative Agent as the L/C Issuer. If the Administrative Agent terminates its commitment to issue Letters of Credit pursuant to Section 2.3(a), it shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Participating Lenders to fund their Participating Interests in such Letters of Credit pursuant to Section 2.3(d).

Section 10.10.     Amendments.   Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, (d) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer, and (e) if the rights and duties of the Swing Line Lender are affected thereby, the Swing Line Lender; provided that:

(i)     no amendment or waiver pursuant to this Section 10.10 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce or waive the amount of or postpone the date for any scheduled payment (but not including any mandatory prepayment) of any principal of or interest on any Loan or of any Reimbursement Obligation (except in connection with the waiver of acceptability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (C) change the application of payments set forth in Section 2.9 without the consent of any Lender adversely affected thereby;

(ii)     no amendment or waiver pursuant to this Section 10.10 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 10.10, release any material Guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders; and

(iii)     no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender, (ii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with the terms herein) in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement, (iii) the Collateral Documents and related documents executed by the Borrower and Guarantors in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Applicable Laws (including any foreign law or regulatory requirement) or advice of local counsel, (B) to cure ambiguities, inconsistency, omissions, mistakes or defects, or (C) to cause such Collateral Document or other document to be consistent with this Agreement and the other Credit Documents and (iv) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error, or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Collateral Documents), then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within 5 Business Days following receipt of notice thereof.

Section 10.11.     Headings.   Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.12.     Expenses; Indemnity; Damage Waiver.   (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credits, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with any Default or Event of Default hereunder or with the enforcement or protection of its rights (including all such expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any of its Subsidiaries as a debtor thereunder) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     Indemnification by the Borrower.   The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Documentation Agents, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Damages (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Guarantor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Environmental Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any claim not related to any such Taxes.

(c)     Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.12(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), Swing Line Lender, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that with respect to such unpaid amounts owed to the L/C Issuer or Swing Line Lender solely in its capacity as such, the Lenders shall be required to pay such unpaid amounts severally among them based on their Revolver Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender in its capacity as such, or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.12(c) are several and not joint. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

(d)     Waiver of Consequential Damages, Etc.   To the fullest extent permitted by applicable law, each Obligor, Lender, Swing Line Lender, L/C Issuer or Administrative Agent

shall not assert, and hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)     Payments.   All amounts due under this Section shall be payable after demand therefor.

(f)     Survival.   The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of Obligations hereunder.

Section 10.13.     Set-off.   If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Debt; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.14.     Governing Law; Jurisdiction; Etc.  (a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based on, arising out of, or relating to this agreement or any other Loan Document (except, as to any other loan document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the state of New York, without regard to conflicts of law provisions (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)     Jurisdiction.   The Borrower and each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue.   The Borrower and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Laws, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, the manner provided for notices (other than telecopy or email) in Section 10.8. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Applicable Laws.

Section 10.15.     Severability of Provisions Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.16.     Excess Interest.   Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any Guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.17.     Construction.   The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as the Borrower has one or more Subsidiaries and as there are one or more Guarantors, respectively. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 10.18.     Lender’s and L/C Issuer’s Obligations Several.   The obligations of the Lenders and the L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuer a partnership, association, joint venture or other entity.

Section 10.19.     USA Patriot Act.   Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender and L/C Issuer to identify the Borrower in accordance with the Patriot Act.

Section 10.20.     Waiver of Jury Trial. Each of the Borrower, the Guarantors, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this section.

Section 10.21.     Treatment of Certain Information; Confidentiality.   Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential) or (ii) any actual or prospective party (or its Related Parties) to any Hedge Agreement under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the Guarantors or the Credits or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credits, (h) with the consent of the Borrower, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Guarantor relating to the Borrower or any Guarantor or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.22.     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.         The Guarantees.

Section 11.1.     The Guarantees.   To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit G or such other form reasonably acceptable to the Administrative Agent, hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates that are parties to any document evidencing the Hedging Liability or Bank Product Liability, the due and punctual payment of all present and future Obligations, Hedging Liability, and Bank Product Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other Obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such Obligor in any such proceeding); provided, however that, with respect to each Guarantor, subject to Section 11.10, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other Obligor punctually to pay any Obligations, Hedging Liability, or Bank Product Liability guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such Obligor.

Section 11.2.     Guarantee Unconditional.   The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)      any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other Obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)      any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability;

(c)      any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, the Borrower or other Obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other Obligor or of any other guarantor contained in any Loan Document;

(d)      the existence of any claim, set-off, or other rights which the Borrower or other Obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)      any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other Obligor, any other guarantor, or any other Person or Property;

(f)       any application of any sums by rights of set-off, counterclaim, or similar rights to any obligation of the Borrower or other Obligor, regardless of what obligations of the Borrower or other Obligor remain unpaid, including the Obligations, any Hedging Liability and any Bank Product Liability;

(g)      any invalidity or unenforceability relating to or against the Borrower or other Obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other Obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability; or

(h)      any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

Section 11.3.     Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5 have expired, and the principal of and interest on the Loans and all other Obligations payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) and, if then outstanding and unpaid, all Hedging Liability and Bank Product Liability, shall have been indefeasibly paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other Obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other Obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4.     Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations (other than any contingent or indemnification obligations not then due) and, Hedging Liability, and Bank Product Liability shall have been indefeasibly paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (a) the indefeasible payment in full of the Obligations, Hedging Liability, and Bank Product Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents (other than any contingent or indemnification obligations not then due or Letters of Credit Cash Collateralized) and (b) the termination of the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Obligations and Hedging Liability, and Bank Product Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5.     Subordination. Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or any other Guarantor owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations, Hedging Liability, and Bank Product Liability (other than any contingent obligations not due and owing and Letters of Credit Cash Collateralized). During the existence of any Event of Default, subject to Section 11.4 above, any such indebtedness, obligation, or liability of the Borrower or any other Guarantor owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Obligations, Hedging Liability, and Bank Product Liability and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations, Hedging Liability, and Bank Product Liability (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6.     Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or other Obligor, another guarantor, or any other Person. Each Guarantor further acknowledges and agrees that the rights and remedies that the Administrative Agent, the Lenders and the L/C Issuer have under this Section 11 are not exclusive of any other right or remedy which they may have and that they are not required to pursue any other rights or remedies before exercising their rights and remedies hereunder.

Section 11.7.     Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or avoidable under applicable law, including fraudulent conveyance law.

Section 11.8.     Stay of Acceleration.   If acceleration of the time for payment of any amount payable by the Borrower or other Obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such Obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 11.9.     Benefit to Guarantors.   The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 11.10.   Keepwell.   Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Section 11 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Section, voidable under Applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.10 shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.11.   Guarantor Covenants.   Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

American CyberSystems, Inc.

By	/s/ Rajiv Sardana
	Name	Rajiv Sardana
	Title	Chief Executive Officer

“Guarantors”

ACS Global Sourcing, Inc.

By	/s/ Rajiv Sardana
	Name	Rajiv Sardana
	Title	Chief Executive Officer

ACS Merger Corp.

By	/s/ Rajiv Sardana
	Name	Rajiv Sardana
	Title	Chief Executive Officer

HireGenics Inc.

By	/s/ Rajiv Sardana
	Name	Rajiv Sardana
	Title	Chief Executive Officer

MassGenics Incorporated

By	/s/ Rajiv Sardana
	Name	Rajiv Sardana
	Title	Chief Executive Officer

Proficient Business Systems, Inc.

By	/s/ Joe McAvoy
	Name	Joe McAvoy
	Title	Chief Executive Officer

(Signature Page 1 to Credit Agreement)

TechGenics Inc.

By	/s/ Rajiv Sardana
	Name	Rajiv Sardana
	Title	Chief Executive Officer

VersoGenics Inc.

By	/s/ Rajiv Sardana
	Name	Rajiv Sardana
	Title	Chief Executive Officer

(Signature Page 2 to Credit Agreement)

“Lenders”

Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Administrative Agent

By	/s/ Jonathan Ginn
	Name	Jonathan Ginn
	Title	Vice President

(Signature Page 3 to Credit Agreement)